Exhibit 99.1

PART I

Item 1.	Business

Agreement and Plan of Merger

On May 17, 2007, we entered into an Agreement and Plan of Merger by and among the Company, Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc., “Parent”) and Aladdin Merger Sub, Inc. (“Merger Sub” and together with Parent, the “Blackstone Entities”) (the “Merger Agreement”), pursuant to which the Company was to be acquired by affiliates of The Blackstone Group L.P. (the “Merger”).

On January 25, 2008, Parent informed us in a written notice that it did not anticipate the condition to closing the Merger relating to obtaining approvals from the Office of the Comptroller of the Currency would be satisfied.

On January 30, 2008, we filed a lawsuit against the Blackstone Entities in the Delaware Court of Chancery, seeking specific performance to compel the Blackstone Entities to comply with their obligations under the Merger Agreement, including their covenants to obtain required regulatory approvals and to consummate the Merger. On February 8, 2008, we filed a motion to dismiss this lawsuit without prejudice in response to the Blackstone Entities’ confirmation of their commitment to work to consummate the Merger.

On March 17, 2008, we notified the Blackstone Entities that they were in breach of the Merger Agreement and demanded that the Blackstone Entities cure the breaches including, among other things, obtaining required regulatory approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

On April 18, 2008, Parent repudiated the Merger Agreement by sending us a notice purporting to terminate the contract. The notice of termination was ineffective because the Merger Agreement cannot be terminated under the relevant termination provision by a party that is in breach. Subsequently, on April 18, 2008, we terminated the Merger Agreement because of the Blackstone Entities’ repudiation and their refusal to timely cure their breaches and perform their covenants and agreements, thereby causing specified closing conditions not to be satisfied.

Pursuant to the Merger Agreement, if we terminate the Merger Agreement as a result of Parent or Merger Sub’s breach or failure to perform that causes specified closing conditions not to be satisfied, Parent is required to pay, or cause to be paid, to us a fee of $170.0 million (the “Business Interruption Fee”). Blackstone Capital Partners V L.P. (“BCP V”) provided a limited guarantee pursuant to which, among other things, BCP V guarantees payment of the Business Interruption Fee and up to $3.0 million of other amounts for which the Blackstone Entities are liable under the Merger Agreement. We have demanded that Parent pay the Business Interruption Fee, and commenced litigation on April 18, 2008 seeking full and timely payment of this fee by BCP V, as guarantor of the fee, in the New York State Supreme Court.

On April 21, 2008, the Blackstone Entities filed an action for declaratory judgment in the Delaware Court of Chancery against us seeking an order declaring that, among other things, the Blackstone Entities are not in breach of the Merger Agreement and that they are not obligated to pay the Business Interruption Fee.

Our Company

We are a leading provider of data-driven and transaction-based marketing and customer loyalty solutions. We offer a comprehensive portfolio of integrated outsourced marketing solutions, including customer loyalty programs, database marketing services, marketing strategy consulting, analytics and creative services, permission-based email marketing and private label retail credit card programs. We focus on facilitating and managing interactions between our clients and their customers through a variety of consumer marketing channels, including in-store, catalog, mail, telephone and on-line. We capture data created during each customer interaction, analyze the data and leverage the insight derived from that data to enable clients to identify and acquire new customers, as well as to enhance customer loyalty. We believe that our services are becoming increasingly valuable as companies continue to shift their marketing resources away from traditional mass marketing campaigns toward more targeted marketing programs that provide measurable returns on marketing investments.

Our clients are primarily large consumer-based businesses and include such well-known brands in North America as BMO Bank of Montreal, Citibank, Hilton, Bank of America, Victoria’s Secret, Canada Safeway, Shell Canada, Amex Bank of Canada, J. Crew and Expedia. Our client base of more than 800 companies is diversified across a broad range of end-markets, including, among others, financial services, specialty retail, grocery and drugstore chains, petroleum retail, technology, hospitality and travel, media and pharmaceuticals. We believe our comprehensive suite of marketing solutions offers us a significant competitive advantage, as many of our competitors offer a more limited range of services. We believe the breadth and quality of our service offerings have led to long-standing client relationships.

We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe: J.C. Penney’s transaction services business, BSI Business Services, Inc., and Limited Brands, Inc.’s credit card bank operation, World Financial Network National Bank. In June 2001, we concluded the initial public offering of our common stock, which is listed on the New York Stock Exchange. During 2003, we completed two secondary public offerings whereby Limited Commerce Corp., which is a wholly owned subsidiary of Limited Brands and was our second largest stockholder, sold all of our shares of common stock it beneficially owned. During 2006, Welsh, Carson, Anderson & Stowe completed the distribution of its shares to its limited partners.

We continue to execute on our growth strategy through internal growth and acquisitions. In 2007, we entered into new arrangements for private label retail card services with Orchard Supply Hardware and Gardner-White. We also signed Labrador Liquor Corporation, Roins Financial Services Limited, Réno-Dépot and Vision Electronics as new sponsors in the AIR MILES® Reward Program. We signed new contracts with Tesco, EachNet, Charter Communications, and Helzberg Diamond to provide integrated email and marketing solutions.

We further expanded our relationships with several key clients, including the signing of a multi-year agreement with Redcats USA to provide integrated credit and marketing services, including co-branded credit card services to supplement Redcats USA’s existing private label card program and co-branded credit card services to The Sportsman’s Guide, a new client of Redcats USA. We also entered into an agreement with Williams-Sonoma, Inc. (to launch a private label retail card program for the West Elm brand) and continue providing private label retail card services for the Pottery Barn brands. We also expanded our co-branded credit card services with Fortunoff.

We also completed significant AIR MILES Reward Program sponsor renewals in 2007 with A&P Canada, Goodyear Canada, Forzani Group, Ltd. and Katz Group Canada’s Rexall and Pharma Plus pharmacies. We also renewed contracts with Alon USA for integrated private label card services.

In February 2007, we continued to expand our marketing services offering with the acquisition of Abacus, formerly a division of DoubleClick Inc., and a leading provider of data and multi-channel direct marketing services. In November 2007, we sold our Mail Services business. The sale allows us to increase our focus on the capabilities, technologies and businesses that more closely align with our strategy.

In March 2008, we determined that our merchant services and utility services businesses were not aligned with our long-term strategy and committed to a disposition plan for these businesses. We are exploring the potential sale of these businesses. It is expected that these dispositions would each be completed within the next twelve months. These businesses have been reported as a discontinued operation in our consolidated financial statements. In May 2008, we entered into an agreement with Heartland Payment Systems, Inc. to sell our merchant services business for approximately $77.5 million. The sale is expected to be completed in the second quarter of 2008.

Our corporate headquarters is located at 17655 Waterview Parkway, Dallas, Texas 75252, and our telephone number is 972-348-5100.

Our Market Opportunity and Growth Strategy

We intend to enhance our position as a leading provider of targeted, data-driven and transaction-based marketing and loyalty solutions and to continue our growth in revenue and earnings by pursuing the following strategies:

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Capitalize on our Leadership in Targeted and Data-Driven Consumer Marketing. We intend to continue to capitalize on the ongoing shift away from traditional mass marketing campaigns to targeted and data-driven marketing programs with measurable return on investment. As consumer companies initiate or expand their targeted and transaction-based marketing strategies, we believe we are well-positioned to acquire new clients and sell additional services to existing clients based on our extensive experience in capturing and analyzing our clients’ customer transaction data to develop targeted marketing programs. We believe our comprehensive portfolio of high-quality targeted marketing and loyalty solutions provides a competitive advantage over peers with more limited service offerings. We seek to extend our leadership position in the transaction-based and targeted marketing services sector by continuing to improve the breadth and quality of our products and services. We also intend to enhance our leadership position in loyalty programs by expanding the scope of the AIR MILES Reward Program and by continuing to develop stand-alone loyalty programs such as the Hilton HHonors Program and the Citi Thank You Network. We believe that building on our market leadership will enable us to benefit from the anticipated growth in demand for targeted marketing strategies.

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Sell More Fully Integrated End-to-End Marketing Solutions. In our Epsilon Marketing Services segment, we have assembled what we believe is the industry’s most comprehensive suite of targeted and data-driven marketing services, including marketing strategy consulting, data services, database development and management, marketing analytics, creative design and delivery services such as email communications. As a result of our acquisition of Abacus in February 2007, we are able to offer an end-to-end solution to clients, providing a significant opportunity to expand our relationships with existing clients, the majority of which do not currently purchase the full suite of services we offer. In addition, we further intend to integrate our product and service offerings across our business units so that we can provide clients in a broad range of industries with a comprehensive portfolio of targeted marketing solutions, including both coalition and individual loyalty programs, private label retail card programs and other transaction-based marketing solutions. By selling integrated solutions within and across our business units and our entire client base, we have a significant opportunity to maximize the value of our long-standing client relationships.

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Continue to Expand our Global Footprint. We plan to grow our business by leveraging our core competencies in the North American marketplace to further penetrate international markets. Global reach is increasingly important as our clients grow into new markets, and we are well positioned to cost-effectively increase our global presence. We believe international expansion will provide us with strong revenue growth opportunities.

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Optimize our Business Portfolio. We will continue to evaluate our products and services given our strategic direction and demand trends. While we are focused on realizing organic revenue growth and margin expansion, we will consider select acquisitions of complementary businesses that would enhance our product portfolio, market positioning or geographic presence. We have a strong track record of identifying and integrating such targeted acquisitions.

Products and Services

Our products and services are reported under four segments—Loyalty Services, Epsilon Marketing Services, Private Label Services, and Private Label Credit. We have traditionally marketed and sold our products and services on a stand-alone basis but increasingly market and sell them on an integrated basis. Our products and services are listed below. Financial information about our segments and geographic areas appears in Note 21 of our consolidated financial statements.

Segment	Products and Services
Loyalty Services	• AIR MILES Reward Program

Epsilon Marketing Services	• Marketing Services
—Analytical services
—Strategic consulting and creative services
—Proprietary data services
—Database marketing services
—Interactive communications

Private Label Services	• Processing Services
—New account processing
—Billing and payment processing
—Remittance processing
—Customer care

Private Label Credit	• Private Label Receivables Financing
—Underwriting and risk management
—Receivables funding

Loyalty Services

Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. We utilize the information gathered through our loyalty programs to help our clients design and implement effective marketing programs. Our clients within this segment include financial services providers, supermarkets, petroleum retailers, specialty retailers and pharmaceutical companies. BMO Bank of Montreal, the largest Loyalty Services client in 2007, represented approximately 37.1% of this segment’s 2007 revenue.

Our AIR MILES Reward Program is the largest coalition loyalty program in Canada with over 120 participating sponsors participating in the program. The AIR MILES Reward Program enables consumers to earn AIR MILES reward miles, which operate as points, as they shop within a range of retailers and other sponsors participating in the AIR MILES Reward Program. We believe that one of the reasons our AIR MILES Reward Program is so popular with consumers, as evidenced by the approximately 70% participation rate for Canadian households, is that consumers are able to rapidly accumulate AIR MILES reward miles across a significant portion of their everyday spending.

We deal with three primary parties in connection with our AIR MILES Reward Program: sponsors, collectors and suppliers.

Sponsors. Our AIR MILES Reward Program has more than 120 brand name sponsors participating in the program such as Canada Safeway, Shell Canada, Jean Coutu, Amex Bank of Canada and BMO Bank of Montreal. The AIR MILES Reward Program is a full service outsourced loyalty program for our sponsors, who pay us a fee per AIR MILES reward mile issued, for which we provide all marketing, customer service and rewards and redemption management. We typically grant participating sponsors exclusivity in their category, which allows them to realize incremental sales and increase their market share as a result of their participation in the AIR MILES Reward Program coalition.

Collectors. Consumers participating in the AIR MILES Reward Program, who we refer to as collectors, earn AIR MILES reward miles at over 10,000 retail and service locations, in addition to the many locations where collectors can use certain cards issued by BMO Bank of Montreal and Amex Bank of Canada. The AIR MILES Reward Program offers a reward structure that provides a quick, easy and free way for collectors to earn a broad selection of travel, entertainment and other lifestyle rewards by shopping at participating sponsors.

Suppliers. We enter into supply agreements with suppliers of rewards to the program such as airlines, movie theaters and manufacturers of consumer electronics. We obtain rewards from over 300 suppliers who utilize the AIR MILES Reward Program as an additional distribution channel for their products. Suppliers include such well-recognized companies as Apple, Starbucks, Sony and Air Canada.

Epsilon Marketing Services

Epsilon Marketing Services is a leader in providing integrated direct marketing solutions that combine database marketing technology and analytics with a broad range of direct marketing services. We offer customer management and loyalty solutions by utilizing data, database technologies, analytics and delivery platforms to maximize the value and loyalty of our clients’ customers and assist our clients in acquiring new customers. Our marketing programs target and reach individual consumers and provide a measurable return on our clients’ marketing investments. As a result of our acquisition of Abacus, in February 2007, we have become the industry leader in providing customer acquisition and retention solutions through cooperative databases that contain consumer transactional data from more than 1,500 multi-channel catalogers, retailers, on-line merchants and business-to-business marketers. We also operate what we believe is the world’s largest permission-based email marketing platform. We offer our clients a full end-to-end solution, including marketing strategy consulting, data services, database development and management, marketing analytics, creative design and delivery services such as email communications, which we believe provides us with a competitive advantage over other marketing services providers with more limited service offerings. Epsilon Marketing Services has over 500 clients, primarily in the financial services, specialty retail, hospitality and pharmaceutical end-markets.

Analytical Services. We provide behavior-based, demographic and attitudinal segmentation; acquisition, attrition, cross-sell and up-sell, retention, loyalty and value predictive modeling; and program evaluation, testing and measurement across our integrated marketing services.

Strategic Consulting and Creative. We provide consulting services that analyze our client’s business, brand and/or product strategy to create customer campaigns and sales channel strategies and tactics designed to further optimize our clients’ customer relationships and marketing return on investment. We also provide direct marketing program design, development and management; campaign design and execution; value proposition and business case development; concept development and creative media consulting; print, imaging and personalization services; data processing services; fulfillment services; and mailing services.

Proprietary Data Services. We provide various data services that are essential to making informed marketing decisions. Together with our clients, we utilize this data to develop highly targeted, individualized marketing programs that build stronger customer relationships and increase response rates in marketing programs.

Marketing Database Services. We provide design and management of outsourced loyalty programs, integrated marketing databases; customer and prospect data integration and data hygiene; campaign management and marketing application integration; and web design and development.

Interactive Communications. We provide strategic, permission-based email communication solutions and marketing technologies. Our end-to-end suite of industry specific products and services includes scalable email campaign technology, delivery optimization, marketing automation tools, turnkey integration solutions, strategic consulting and creative expertise to produce email programs that generate measurable results throughout the customer lifecycle.

Private Label Services

Our Private Label Services segment assists clients in extending their brand with a private label or co-branded credit card that can be used by customers at the clients’ store locations, catalogs or on-line. We provide service and maintenance to our clients’ private label credit and co-branded card programs and assist our clients in acquiring, retaining and managing valuable repeat customers. Our Private Label Services segment performs processing services for our Private Label Credit segment in connection with that segment’s private label credit card and co-branded programs. These inter-segment services accounted for 96.4% of Private Label Services’ revenue in 2007. We have developed a proprietary private label credit card system designed specifically for retailers that has the flexibility to be customized to accommodate our clients’ specific needs. We have also built into the system marketing tools to assist our clients in increasing sales. We utilize our Quick Credit and On-Line Prescreen products to originate new private label credit card accounts. We believe that these products provide an effective marketing advantage over competing services.

We use automated technology for bill preparation, printing and mailing, as well as offer consumers the ability to view, print and pay their bills on-line. By doing so, we improve the funds availability for both our clients and for those private label credit card receivables that we own or securitize. Our customer care operations are influenced by our retail heritage. We focus our training programs in all areas to achieve the highest possible standards. We monitor our performance by conducting surveys with our clients and their customers. Our call centers are equipped to handle phone, mail, fax and on-line inquiries. We also provide collection activities on delinquent accounts to support our retail private label credit card programs.

Private Label Credit

Our Private Label Credit segment provides risk management solutions, account origination and funding services for our more than 85 private label retail card programs. Through these programs, we managed approximately $3.9 billion in average receivables from approximately 23 million active accounts for the year ended December 31, 2007, with an average balance during that period of approximately $360 for accounts with outstanding balances. We process millions of credit applications each year using automated proprietary scoring technology and verification procedures to make risk-based origination decisions when approving new cardholders and establishing their credit limits. These procedures help us segment prospects into narrower ranges within each risk score provided by credit bureaus, allowing us to better evaluate individual credit risk and tailor our risk-based pricing accordingly. Our cardholders tend to be middle- to upper-income individuals, in particular 35 to 49 year-old married females who use our cards primarily as brand affinity tools rather than pure financing instruments, which has resulted in lower average balances than on general purpose credit cards. We focus our sales efforts on prime borrowers and do not target sub-prime borrowers.

We utilize a securitization program as our primary funding vehicle for private label retail card receivables. Securitizations involve the packaging and selling of both current and future receivable balances of credit card accounts to a special purpose entity that then sells them to a master trust. Our securitizations are treated as sales for accounting purposes and, accordingly, the receivables are removed from our balance sheet. We retain an ownership interest in the receivables, which is commonly referred to as a seller’s interest, and a residual interest in the trust, which is commonly referred to as an interest-only strip. As of December 31, 2007, Intimate Brands and Redcats accounted for approximately 18.9% and 14.0%, respectively, of the receivables in the trust portfolio.

Safeguards to Our Business; Disaster and Contingency Planning

We operate multiple data processing centers to process and store our customer transaction data. Given the significant amount of data that we manage, much of which is real-time data to support our clients’ commerce initiatives, we have established redundant capabilities for our data centers. We have a number of safeguards in place that are designed to protect our company from data related risks and in the event of a disaster, to restore our data centers’ systems.

Protection of Intellectual Property and Other Proprietary Rights

We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology used in each segment of our business. We currently have seven patent applications pending with the U.S. Patent and Trademark Office and two international applications. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technology, documentation and other proprietary information. Despite the efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain the use of our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. We pursue registration and protection of our trademarks primarily in the United States and Canada, although we also have either registered trademarks or applications pending in Argentina, New Zealand, the European Union, Peru, Venezuela, Brazil, Great Britain, Australia, China, Hong Kong, Japan and Singapore.

Effective protection of intellectual property rights may be unavailable or limited in some countries. The laws of some countries do not protect our proprietary rights to the same extent as in the United States and Canada. We are the exclusive Canadian licensee of the AIR MILES family of trademarks pursuant to a perpetual license agreement with Air Miles International Trading B.V., for which we pay a royalty fee. We believe that the AIR MILES family of trademarks and our other trademarks are important for our branding, corporate identification and marketing of our services in each business segment.

Competition

The markets for our products and services are highly competitive. We compete with marketing services companies, credit card issuers, and data processing companies, as well as with the in-house staffs of our current and potential clients.

Loyalty Services. As a provider of marketing services, our Loyalty Services segment generally competes with advertising and other promotional and loyalty programs, both traditional and on-line, for a portion of a client’s total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. We expect competition to intensify as more competitors enter our market. Competitors with our AIR MILES Reward Program may target our sponsors and collectors as well as draw rewards from our rewards suppliers. Our ability to generate significant revenue from clients and loyalty partners will depend on our ability to differentiate ourselves through the products and services we provide and the attractiveness of our loyalty and rewards programs to consumers. The continued attractiveness of our loyalty and rewards programs will also depend on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. Intensifying competition may make it more difficult for us to do this.

Epsilon Marketing Services. Our Epsilon Marketing Services segment generally competes with advertising and other promotional programs, both traditional and on-line. In addition, Epsilon Marketing Services competes against internally developed products and services created by our existing clients and others. We expect competition to intensify as more competitors enter our market. For our targeted direct marketing services offerings, our ability to continue to capture detailed customer transaction data is critical in providing effective customer relationship management strategies for our clients. Our ability to differentiate the mix of products and services that we offer, together with the effective delivery of those products and services, are also important factors in meeting our clients’ objective to continually improve their return on marketing investment.

Private Label Services and Private Label Credit. Our Private Label Credit and Private Label Services segments generally compete primarily with financial institutions whose marketing focus has been on developing credit card programs with large revolving balances. These competitors further drive their businesses by cross selling their other financial products to their cardholders. Our focus has primarily been on targeting specialty retailers that understand the competitive advantage of developing loyal customers. Typically these retailers have customers that make more frequent and smaller transactions. As a result, we are able to analyze card-based transaction data we obtain through managing our card programs, including customer specific transaction data and overall consumer spending patterns, to develop and implement targeted marketing strategies and to develop successful customer relationship management strategies for our clients. As an issuer of private label retail cards, we compete with other payment methods, primarily general purpose credit cards like Visa and MasterCard, which we also issue primarily as co-branded private label retail cards, American Express and Discover Card, as well as cash, checks and debit cards.

Regulation

Federal and state laws and regulations extensively regulate the operations of our credit card services bank subsidiary, World Financial Network National Bank, as well as our industrial bank, World Financial Capital Bank. Many of these laws and regulations are intended to maintain the safety and soundness of World Financial Network National Bank and World Financial Capital Bank, and they impose significant restraints on those companies to which other non-regulated companies are not subject. Because World Financial Network National Bank is deemed a credit card bank and World Financial Capital Bank is an industrial bank within the meaning of the Bank Holding Company Act, we are not subject to regulation as a bank holding company. If we were subject to regulation as a bank holding company, we would be constrained in our operations to a limited number of activities that are closely related to banking or financial services in nature. Nevertheless, as a national bank, World Financial Network National Bank is still subject to overlapping supervision by the OCC and the FDIC; and, as an industrial bank, World Financial Capital Bank is still subject to overlapping supervision by the FDIC and the State of Utah.

World Financial Network National Bank and World Financial Capital Bank must maintain minimum amounts of regulatory capital. If World Financial Network National Bank or World Financial Capital Bank do not meet these capital requirements, their respective regulators have broad discretion to institute a number of corrective actions that could have a direct material effect on our financial statements. World Financial Capital Bank, as an institution insured by the FDIC, must maintain certain capital ratios, paid-in capital minimums and adequate allowances for loan losses. World Financial Network National Bank must meet specific guidelines that involve measures and ratios of its assets, liabilities, regulatory capital, interest rate exposure and certain off-balance sheet items under regulatory accounting standards, among other factors. Under the National Bank Act, if the capital stock of World Financial Network National Bank is impaired by losses or otherwise, we, as the sole shareholder, may be assessed the deficiency. To the extent necessary, if a deficiency in capital still exists, the FDIC may be appointed as a receiver to wind up World Financial Network National Bank’s affairs.

Before World Financial Network National Bank can pay dividends to us, it must obtain prior regulatory approval if all dividends declared in any calendar year would exceed its net profits for that year plus its retained net profits for the preceding two calendar years, less any transfers to surplus. In addition, World Financial Network National Bank may only pay dividends to the extent that retained net profits, including the portion transferred to surplus, exceed bad debts. Moreover, to pay any dividend, World Financial Network National Bank must maintain adequate capital above regulatory guidelines. Further, if a regulatory authority believes that World Financial Network National Bank is engaged in or is about to engage in an unsafe or unsound banking practice, which, depending on its financial condition, could include the payment of dividends, that regulatory authority may require, after notice and hearing, that World Financial Network National Bank cease and desist from the unsafe practice. Before World Financial Capital Bank can pay dividends to us, it must obtain prior written regulatory approval.

As part of an acquisition in 2003 by World Financial Network National Bank, which required approval by the OCC, the OCC required World Financial Network National Bank to enter into an operating agreement with it and a capital adequacy and liquidity maintenance agreement with us. The operating agreement requires World Financial Network National Bank to continue to operate in a manner consistent with its current practices, regulatory guidelines and applicable law, including those related to affiliate transactions, maintenance of capital and corporate governance. This operating agreement has not required any changes in World Financial Network National Bank’s operations. The capital adequacy and liquidity maintenance agreement memorializes our current obligations to World Financial Network National Bank.

We are limited under Sections 23A and 23B of the Federal Reserve Act in the extent to which we can borrow or otherwise obtain credit from or engage in other “covered transactions” with World Financial Network National Bank or World Financial Capital Bank, which may have the effect of limiting the extent to which World Financial Network National Bank or World Financial Capital Bank can finance or otherwise supply funds to us. “Covered transactions” include loans or extensions of credit, purchases of or investments in securities, purchases of assets, including assets subject to an agreement to repurchase, acceptance of securities as collateral for a loan or extension of credit, or the issuance of a guarantee, acceptance, or letter of credit. Although the applicable rules do not serve as an outright bar on engaging in “covered transactions,” they do require that we engage in “covered transactions” with World Financial Network National Bank or World Financial Capital Bank only on terms and under circumstances that are substantially the same, or at least as favorable to World Financial Network National Bank or World Financial Capital Bank, as those prevailing at the time for comparable transactions with nonaffiliated companies. Furthermore, with certain exceptions, each loan or extension of credit by World Financial Network National Bank or World Financial Capital Bank to us or our other affiliates must be secured by collateral with a market value ranging from 100% to 130% of the amount of the loan or extension of credit, depending on the type of collateral.

We are required to monitor and report unusual or suspicious account activity as well as transactions involving amounts in excess of prescribed limits under the Bank Secrecy Act, Internal Revenue Service (“IRS”) rules, and other regulations. Congress, the IRS and the bank regulators have focused their attention on banks’ monitoring and reporting of suspicious activities. Additionally, Congress and the bank regulators have proposed, adopted or passed a number of new laws and regulations that may increase reporting obligations of banks. We are also subject to numerous laws and regulations that are intended to protect consumers, including state laws, the Truth in Lending Act, Equal Credit Opportunity Act and Fair Credit Reporting Act. These laws and regulations mandate various disclosure requirements and regulate the manner in which we may interact with consumers. These and other laws also limit finance charges or other fees or charges earned in our activities. We conduct our operations in a manner that we believe excludes us from regulation as a consumer reporting agency under the Fair Credit Reporting Act. If we were deemed a consumer reporting agency, however, we would be subject to a number of additional complex regulatory requirements and restrictions.

A number of privacy regulations have been implemented in the United States, Canada, the European Union and China in recent years. These regulations place many new restrictions on our ability to collect and disseminate customer information. In addition, the enactment of new or amended legislation around the world could place additional restrictions on our ability to utilize customer information.

Under the Gramm-Leach-Bliley Act, we are required to maintain a comprehensive written information security program that includes administrative, technical and physical safeguards relating to customer information. We also were required to develop an initial privacy notice and we are required to provide annual privacy notices to customers that describe in general terms our information sharing practices. If we intend to share nonpublic personal information about customers with nonaffiliated third parties, we must provide our customers with a notice and a reasonable period of time for each customer to “opt out” of any such disclosure.

In addition to the federal privacy laws with which we must comply, states also have adopted statutes, regulations or other measures governing the collection and distribution of nonpublic personal information about customers. In some cases these state measures are preempted by federal law, but if not, we monitor and seek to comply with individual state privacy laws in the conduct of our business.

We also have systems and processes to comply with the USA PATRIOT ACT of 2001, which is designed to deter and punish terrorist acts in the United States and around the world, to enhance law enforcement investigatory tools, and for other purposes.

Canada has likewise enacted privacy legislation known as the Personal Information Protection and Electronic Documents Act. This act requires organizations to obtain a consumer’s consent to collect, use or disclose personal information. Under this act, which took effect on January 1, 2001, the nature of the required consent depends on the sensitivity of the personal information, and the act permits personal information to be used only for the purposes for which it was collected. Some provinces have enacted substantially similar privacy legislation. We believe we have taken appropriate steps with our AIR MILES Reward Program to comply with these laws.

Employees

As of December 31, 2007, we had approximately 9,800 employees. We believe our relations with our employees are good. We have no collective bargaining agreements with our employees.

Available Information

We file or furnish annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy, for a fee, any document we file or furnish at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. You may also obtain copies of our annual, quarterly and current reports, proxy statements and certain other information filed or furnished with the SEC, as well as amendments thereto, free of charge from our web site. Our web site is www.AllianceData.com. No information from this web site is incorporated by reference herein. These documents are posted to our web site as soon as reasonably practicable after we have filed or furnished these documents with the SEC. We post our audit committee, compensation committee, nominating and corporate governance committee, and executive committee charters, our corporate governance guidelines, and our code of ethics, code of ethics for Senior Financial Executives and Chief Executive Officer, and code of ethics for Board Members on our web site. These documents are available free of charge to any stockholder upon request.

We submitted the certification of the Chief Executive Officer required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, relating to our compliance with the NYSE’s corporate governance listing standards, to the NYSE on June 26, 2007 with no qualification. In addition, we included the certifications of our Chief Executive Officer and Chief Financial Officer required by Section 302 of the Sarbanes-Oxley Act of 2002 and related rules, relating to the quality of our public disclosure, in our Annual Report on Form 10-K as Exhibits 31.1 and 31.2.

Item 6.	Selected Financial Data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. You should read the following historical financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this Form 8-K. The Company’s financial statements have been presented with our merchant and utility services businesses as discontinued operations. All historical statements have been restated to conform to this presentation.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share amounts)
Income statement data
Total revenue	$1,962,159	$1,650,549	$1,232,480	$956,636	$787,218
Cost of operations (exclusive of amortization and depreciation disclosed separately below)(1)	1,304,631	1,095,929	833,283	641,067	553,869
General and administrative(1)	80,898	91,815	88,797	75,819	50,201
Depreciation and other amortization	59,688	48,499	40,545	37,369	33,631
Amortization of purchased intangibles	67,323	40,926	23,004	13,415	10,235
Loss on sale of assets	16,045	—	—	—	—
Merger costs	12,349	—	—	—	—

Total operating expenses	1,540,934	1,277,169	985,629	767,670	647,936

Operating income from continuing operations	421,225	373,380	246,851	188,966	139,282
Other expenses	—	—	—	—	4,275
Fair value loss on interest rate derivative	—	—	—	808	2,851
Interest expense, net	69,381	40,722	13,905	6,651	14,302

Income from continuing operations before income taxes	351,844	332,658	232,946	181,507	117,854
Provision for income taxes	137,403	126,261	86,318	67,560	44,506

Income from continuing operations	214,441	206,397	146,628	113,947	73,348
Loss from discontinued operations, net of taxes	(50,380)	(16,792)	(7,883)	(11,576)	(6,050)

Net income	$164,061	$189,605	$138,745	$102,371	$67,298

Income from continuing operations per share—basic	$2.74	$2.59	$1.78	$1.41	$0.94
Income from continuing operations per share—diluted	$2.65	$2.53	$1.73	$1.36	$0.91
Net income per share—basic	$2.09	$2.38	$1.69	$1.27	$0.86
Net income per share—diluted	$2.03	$2.32	$1.64	$1.22	$0.84
Weighted average shares used in computing per share amounts—basic	78,403	79,735	82,208	80,614	78,003
Weighted average shares used in computing per share amounts—diluted	80,811	81,686	84,637	84,040	80,313

(1)	Included in general and administrative is stock compensation expense of $20.7 million, $15.5 million, $7.9 million, $10.6 million, and $3.9 million, for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. Included in cost of operations is stock compensation expense of $27.6 million, $20.3 million, $3.0 million, $4.4 million, and $1.8 million, for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share amounts)
Adjusted EBITDA and Operating EBITDA(2)
Adjusted EBITDA	$632,185	$498,596	$321,361	$254,707	$188,760
Operating EBITDA	$752,931	$539,575	$367,300	$297,222	$253,659
Other financial data
Cash flows from operating activities	$571,521	$468,780	$109,081	$348,629	$116,876
Cash flows from investing activities	$(694,808)	$(542,972)	$(330,951)	$(399,859)	$(247,729)
Cash flows from financing activities	$197,075	$112,270	$278,579	$66,369	$165,003
Segment Operating data
Private label statements generated	135,261	135,764	124,836	123,292	113,111
Credit sales	$7,502,947	$7,444,298	$6,582,800	$6,227,421	$5,604,233
Average managed receivables	$3,909,627	$3,640,057	$3,170,485	$3,021,800	$2,654,087
AIR MILES reward miles issued	4,143,000	3,741,834	3,246,553	2,834,125	2,571,501
AIR MILES reward miles redeemed	2,723,524	2,456,932	2,023,218	1,782,185	1,512,788

(2)	See “Use of Non-GAAP Financial Measures” set forth in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our use of adjusted EBITDA and operating EBITDA and a reconciliation to net income, the most directly comparable GAAP financial measure.

	As of December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Balance sheet data
Seller’s interest and credit card receivables, net	652,434	569,389	479,108	248,074	271,396
Redemption settlement assets, restricted	317,053	260,957	260,963	243,492	215,271
Total assets	4,103,594	3,404,015	2,926,082	2,239,080	1,867,424
Deferred revenue	828,348	651,506	610,533	547,123	476,387
Certificates of deposit	370,400	299,000	379,100	94,700	200,400
Long-term and other debt, including current maturities	957,650	741,618	452,449	334,968	186,469
Total liabilities	2,906,628	2,332,482	2,004,975	1,368,560	1,165,093
Total stockholders’ equity	1,196,966	1,071,533	921,107	870,520	702,331

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

We are a leading provider of data-driven and transaction-based marketing and customer loyalty solutions. We offer a comprehensive portfolio of integrated outsourced marketing solutions, including customer loyalty programs, database marketing services, marketing strategy consulting, analytics and creative services, permission-based email marketing and private label retail credit card programs. We focus on facilitating and managing interactions between our clients and their customers through a variety of consumer marketing channels, including in-store, catalog, mail, telephone and on-line. We capture data created during each customer interaction, analyze the data and leverage the insight derived from that data to enable clients to identify and acquire new customers, as well as to enhance customer loyalty. We believe that our services are becoming increasingly valuable as companies continue to shift their marketing resources away from traditional mass marketing campaigns toward more targeted marketing programs that provide measurable returns on marketing investments. We operate in the following business segments: Loyalty Services, Epsilon Marketing Services, Private Label Credit and Private Label Services.

Loyalty Services. The Loyalty Services segment generates revenue primarily from our coalition loyalty program in Canada.

In our AIR MILES Reward Program, we primarily collect fees from our clients based on the number of AIR MILES reward miles issued and, in limited circumstances, the number of AIR MILES reward miles redeemed. All of the fees collected for AIR MILES reward miles issued are deferred and recognized over time. AIR MILES reward miles issued and AIR MILES reward miles redeemed are the two primary drivers of loyalty services revenue and indicators of the success of the program. These two drivers are also important in the revenue recognition process.

•

AIR MILES Reward Miles Issued: The number of AIR MILES reward miles issued reflects the buying activity of the collectors at our participating sponsors, who pay us a fee per AIR MILES reward mile issued. The fees collected from sponsors for the issuance of AIR MILES reward miles represent future revenue and earnings for us. The revenue related to the service element of the AIR MILES reward miles (which consists of marketing and administrative services provided to sponsors) is initially deferred and amortized over a period of 42 months, which is the estimated life of an AIR MILES reward mile, beginning with the issuance of the AIR MILES reward mile and ending upon its expected redemption.

•

AIR MILES Reward Miles Redeemed: Redemptions show that collectors are redeeming AIR MILES reward miles to collect the rewards that are offered through our programs, which is an indicator of the success of the program. We also recognize revenue from the redemptions of AIR MILES reward miles by collectors. The revenue related to the redemption element is deferred until the collector redeems the AIR MILES reward miles or over the estimated life of an AIR MILES reward mile in the case of AIR MILES reward miles that we estimate will go unused by the collector base or “breakage.” We currently estimate breakage to be one-third of AIR MILES reward miles issued. There have been no changes to management’s estimate of the life of a mile or breakage in the periods presented.

Our AIR MILES Reward Program tends not to be significantly impacted by economic swings, because many of our sponsors are in non-discretionary retail categories such as grocery stores, gas stations and pharmacies. Additionally, we target the sponsors’ most loyal customers, who we believe are unlikely to significantly change their spending patterns. We are impacted by changes in the exchange rate between the U.S. dollar and the Canadian dollar.

Epsilon Marketing Services. Epsilon Marketing Services is a leader in providing integrated direct marketing solutions that combine database marketing technology and analytics with a broad range of direct marketing services. Epsilon Marketing Services has over 500 clients, primarily in the financial services, specialty retail, hospitality and pharmaceutical end-markets. In 2006, we continued our expansion of the services we provide with the acquisition of DoubleClick Email Solutions, which strengthened our presence in email communication solutions. With the acquisitions of iCOM Information & Communications, Inc. (“iCOM”), a leading provider of consumer surveys, in early 2006, and CPC Associates, Inc. (“CPC”), a leading provider of new mover data, in the third quarter of 2006, Epsilon Marketing Services has also begun to expand its data product and services offerings. In addition, on February 1, 2007, we completed the acquisition of Abacus, which is a leading provider of data, data management and analytical services for the retail and catalog industry, as well as other sectors. As a result of these acquisitions, we can offer our clients full end-to-end solutions, including marketing strategy consulting, data services, database development and management, marketing analytics, creative design and delivery services such as email communications.

Private Label Services. The Private Label Services segment primarily generates revenue based on the number of statements generated, customer calls handled and transactions processed. Statements generated are the primary driver of revenue for this segment and represent the majority of revenue.

•

Statements Generated: This represents the number of statements generated for our credit cards. The number of statements generated in any given period is a fairly reliable indicator of the number of active account holders during that period. In addition to receiving payment for each statement generated, we also are paid for other services such as remittance processing, customer care and various marketing services.

Companies are increasingly outsourcing their non-core processes such as billing and customer care. The Private Label Services segment is primarily affected by those industry trends that affect our Private Label Credit segment as discussed below.

Private Label Credit. The Private Label Credit segment provides risk management solutions, account origination and funding services for our more than 85 private label retail card programs. Private Label Credit primarily generates revenue from securitization income, servicing fees from our securitization trusts and merchant discount fees. Private label credit sales and average managed receivables are the two primary drivers of revenue for this segment.

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Private Label Credit Sales: This represents the dollar value of private label retail card sales that occur at our clients’ point of sale terminals or through catalogs or web sites. Generally, we are paid a percentage of these sales, referred to as merchant discount, from the retailers that utilize our program. Private label credit sales typically lead to higher portfolio balances as cardholders finance their purchases through our credit card banks.

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Average Managed Receivables: This represents the average balance of outstanding receivables from our cardholders at the beginning of each month during the period in question. Customers are assessed a finance charge based on their outstanding balance at the end of a billing cycle. There are many factors that drive the outstanding balances, such as payment rates, charge-offs, recoveries and delinquencies. Management actively monitors all of these factors. Generally we securitize our receivables, which results in a sale for accounting purposes and effectively removes the receivables from our balance sheet to one of the securitization trusts.

During the fourth quarter of 2007, the Lane Bryant portfolio was taken in-house by Lane Bryant’s parent company. The loss of this client will impact our private label sales and our average managed receivables. It is expected that the loss of the Lane Bryant portfolio will reduce overall revenue growth to mid- to high- single digits for 2008 in the Private Label Credit segment, after which time, it is expected to return to normal levels.

The Private Label Credit segment is affected by increased outsourcing in targeted industries. The growing trend of outsourcing private label retail card programs leads to increased accounts and balances to finance. We focus our sales efforts on prime borrowers and do not target sub-prime borrowers. Additionally, economic trends can impact this segment. Interest expense is a significant component of operating costs for the securitization trusts. Over the last three years we have experienced a historically low interest rate environment. However, interest rates in 2007 and 2006 were slightly higher than rates in 2005.

During the fourth quarter of 2005, Congress enacted bankruptcy legislation which had a two-fold impact. First, an acceleration of bankruptcies occurred in late 2005 as the result of an increased number of cardholders filing for bankruptcy protection who would otherwise not have been eligible to file for protection under the new legislation. Second, under the new legislation it became more difficult for cardholders filing for bankruptcy to dispose of their obligations to creditors. The enactment of the bankruptcy laws had a positive impact in 2006 to our net charge-off rate, which was approximately 5.0% for 2006 as compared to 6.5% for 2005. The net charge-off rate for the year ended December 31, 2007 was 5.8% and we expect that the net charge-off rate for 2008 will be in the 6% range with costs of funds expected to remain consistent with 2007.

Corporate/Other. When there are areas in our business units that no longer align with our strategy, we may explore the sale of those assets. On November 7, 2007 we sold ADS MB Corporation, which operated our mail services business. These mail services included personalized customer communications and intelligent inserting and commingling capabilities for clients in the financial services, healthcare, retail, government and utilities end markets.

In March 2008, we determined that our merchant services and utility services businesses were not aligned with our long-term strategy and committed to a disposition plan for these businesses. We are exploring the potential sale of these businesses. It is expected that these dispositions would each be completed within the next twelve months. These businesses have been reported as a discontinued operation in our consolidated financial statements. In May 2008, we entered into an agreement with Heartland Payment Systems, Inc. to sell our merchant services business for approximately $77.5 million. The sale is expected to be completed in the second quarter of 2008.

Year in Review Highlights

Our results for the year ended 2007 included the following significant agreements and continued selective execution of our acquisition strategy:

•	In February 2007, we announced the signing of a multi-year agreement with Newfoundland and Labrador Liquor Corporation to participate as a sponsor in our Canadian AIR MILES Reward Program.

•

In February 2007, we announced the signing of a multi-year agreement with Redcats USA to provide integrated credit and marketing services including co-brand credit card services to supplement Redcats USA’s existing private label credit card programs as well as to provide co-brand credit card services for a new Redcats USA client, The Sportsman’s Guide.

•

In February 2007, we completed the acquisition of Abacus, a division of DoubleClick Inc. and a leading provider of data, data management and analytical services for the retail and catalog industry, as well as other sectors.

•

In April 2007, we announced the signing of a multi-year agreement with Orchard Supply Hardware LLC, a regional home-improvement retailer, to provide commercial and consumer private label credit card services.

•	In April 2007, we announced the signing of a multi-year renewal agreement with Goodyear Canada, a leading tire company, to continue as a sponsor in our Canadian AIR MILES Reward Program.

•

In May 2007, we announced the signing of a multi-year agreement with Gardner-White, a top 100 U.S. multi-channel furniture retailer of high-quality, affordable home furnishings, to provide private label credit card services.

•

In June 2007, we announced the signing of a multi-year agreement with Roins Financial Services Limited, a leading insurance company, in which its affiliates Royal & SunAlliance and Johnson Inc. will become national sponsors in our Canadian AIR MILES Reward Program.

•	In June 2007, we announced the signing of a multi-year renewal agreement with A&P Canada, a leading grocer, to continue as a sponsor in our Canadian AIR MILES Reward Program.

•

In June 2007, we announced the signing of a multi-year agreement with Fortunoff, a leading retailer of fine jewelry, home furnishings and seasonal items, to provide integrated credit and marketing services including co-brand credit card services to supplement their existing private label credit card program.

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In July 2007, we announced the signing of a multi-year renewal agreement with Forzani Group Ltd., Canada’s largest national sporting goods retailer, to continue as a sponsor in our Canadian AIR MILES Reward Program. Collectors may earn points at four of Forzani’s brands including Sport Chek, Coast Mountain Sports, Sports Experts and Hockey Experts.

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In August 2007, we announced the signing of a multi-year renewal agreement with the Katz Group Canada Ltd., a leading retail pharmacy network in Canada, to continue the relationship of its Rexall/ Pharma Plus pharmacies as a sponsor in our Canadian AIR MILES Reward Program.

•

In September 2007, we announced the signing of a multi-year agreement with Williams-Sonoma, Inc. to launch a private label credit card program for West Elm, a modern, high-quality furniture and home accessories retailer, and to continue providing private label credit card services for the Pottery Barn brands.

•

In September 2007, we announced the signing of a multi-year agreement with Tesco Stores Limited to provide permission-based email marketing solutions and services to Tesco.com. Tesco Stores Limited is a leading retailer in the United Kingdom, and has operations in Europe, North America and Asia.

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In September 2007, we announced the expansion of our agreement with RONA, to include Réno Dépot, a subsidiary of RONA, as a sponsor in our Canadian AIR MILES Reward Program. RONA is a Canadian retailer and distributor of hardware, home renovation and gardening products.

•	In October 2007, we announced the signing of a multi-year agreement to provide permission-based email marketing solutions and services to online auctioneer EachNet in China.

•	In November 2007, the Lane Bryant portfolio was taken in-house by Lane Bryant’s parent company.

•	In November 2007, we sold our Mail Services business to Bowne & Co.

•

In November 2007, we announced the signing of a multi-year agreement with Charter Communications to provide loyalty marketing and database services, analytics, permission-based email communications, and strategic consulting. Charter Communications is a Fortune 500 company providing cable television, high-speed Internet access, and telephone service as well as business communication services.

•

In December 2007, we announced the signing of a multi-year agreement with Helzberg Diamond to manage Helzberg Diamonds’ marketing database and provide data and analytical support for customer cross-sell and acquisition marketing efforts.

•	In December 2007, we announced that Visions Electronics joined our Canadian AIR MILES Reward Program as a sponsor. Visions Electronics is one of Western Canada’s leading electronic retailers.

Discussion of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting policies that are described in the Notes to the Consolidated Financial Statements. The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our judgments and estimates in determination of our financial condition and operating results. Estimates are based on information available as of the date of the financial statements and, accordingly, actual results could differ from these estimates, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and operating results and require management’s most subjective judgments. The most critical accounting policies and estimates are described below.

Securitization of credit card receivables. We utilize a securitization program to finance a majority of the credit card receivables that we underwrite. We use our off-balance sheet securitization program to lower our cost of funds and more efficiently use capital. In a securitization transaction, we sell credit card receivables originated by our Private Label Credit segment to a trust and retain servicing rights to those receivables, an equity interest in the trust and an interest in the receivables. Our securitization trusts allow us to sell credit card receivables to the trusts on a daily basis. The securitization trusts are deemed to be qualifying special purpose entities under GAAP and are appropriately not included in our financial statements. Our interest in our securitization program is represented on our consolidated balance sheets as seller’s interest (our interest in the receivables) and due from securitizations (our retained interests and credit enhancement components).

The trusts issue bonds in the capital markets and notes in private transactions. The proceeds from the bonds and other debt are used to fund the receivables, while cash collected from cardholders is used to finance new receivables and repay borrowings and related borrowing costs. The excess spread is remitted to us as securitization income.

Our retained interest, often referred to as an interest-only strip, is recorded at fair value. The fair value of our interest-only strip represents the present value of the anticipated cash flows we will receive over the estimated life of the receivables, which is 8.5 months. This anticipated excess cash flow consists of the excess of finance charges and past-due fees net of the sum of the return paid to bond and note holders, estimated contractual servicing fees and credit losses. Because there is not a highly liquid market for these assets, we estimate the fair value of the interest-only strip primarily based upon discount, payment and default rates, which is the method we assume that another market participant would use to purchase the interest-only strip. The fair value of the interest-only strip, and the corresponding gain or loss, will be impacted by the estimated excess spread over the following two or three quarters. The excess spread is impacted primarily by finance and late fees collected, net charge-offs and interest rates.

Changes in the fair value of the interest-only strip are reflected in our financial statements as additional gains related to new receivables originated and securitized or other comprehensive income related to mark-to-market changes of our residual interest.

In recording and accounting for interest-only strips, we make assumptions about rates of payments and defaults that we believe reasonably reflect economic and other relevant conditions that affect fair value. Due to subsequent changes in economic and other relevant conditions, the actual rates of principal payments and defaults generally differ from our initial estimates, and these differences could sometimes be material. If actual payment and default rates are higher than previously assumed, the value of the interest-only strip could be impaired and the decline in the fair value would be recorded in earnings. Further sensitivity information is provided in Note 8 of our audited consolidated financial statements.

We recognize the implicit forward contract to sell new receivables during a revolving period at its fair value at the time of sale. The implicit forward contract is entered into at the market rate and thus, its initial measure is zero at inception. In addition, we do not mark the forward contract to fair value in accounting periods following the securitization because management has concluded that the fair value of the implicit forward contract in subsequent periods is not material. We believe that servicing fees received represent adequate compensation based on the amount currently demanded by the marketplace. Additionally, these fees are the same as would fairly compensate a substitute servicer should one be required and, thus, we neither record a servicing asset nor servicing liability.

AIR MILES Reward Program. Because management has determined that the earnings process is not complete at the time an AIR MILES reward mile is issued, the recognition of revenue on all fees received based on issuance is deferred. We allocate the proceeds from issuances of AIR MILES reward miles into two components based on the relative fair value of the related element:

•

Redemption element. The redemption element is the larger of the two components. For this component, we recognize revenue at the time an AIR MILES reward mile is redeemed, or, for those AIR MILES reward miles that we estimate will go unredeemed by the collector base, known as “breakage,” over the estimated life of an AIR MILES reward mile.

•	Service element. For this component, which consists of marketing and administrative services provided to sponsors, we recognize revenue pro rata over the estimated life of an AIR MILES reward mile.

Under certain of our contracts, a portion of the proceeds is paid to us at the issuance of AIR MILES reward miles and a portion is paid at the time of redemption. Under such contracts the proceeds received at issuance are initially deferred as service revenue and the revenue and earnings are recognized pro rata over the estimated life of an AIR MILES reward mile.

The amount of revenue recognized in a period is subject to the estimated life of an AIR MILES reward mile. Based on our historical analysis, we make a determination as to average life of an AIR MILES reward mile. The estimated life of an AIR MILES reward mile of 42 months and breakage of one-third has remained constant for all periods presented. Breakage and the life of an AIR MILES reward mile is based on management’s estimate after viewing and analyzing various historical trends including vintage analysis, current run rates and other pertinent analysis. The estimated life of an AIR MILES reward mile and breakage is actively monitored by management and subject to external influences that may cause actual performance to differ from estimates.

We believe that the issuance and redemption of AIR MILES reward miles is influenced by the nature and volume of sponsors, the type of rewards offered, the overall health of the Canadian economy, the nature and extent of AIR MILES promotional activity in the marketplace and the extent of competing loyalty programs. These influences will primarily affect the average life of an AIR MILES reward mile. We do not believe that the estimated life will vary significantly over time, consistent with historical trends. The shortening of the life of an AIR MILES reward mile would accelerate the recognition of revenue and may affect the breakage rate. As of December 31, 2007, we had $828.3 million in deferred revenue related to the AIR MILES Reward Program that will be recognized in the future. Further information is provided in Note 11 of our audited consolidated financial statements.

Stock-based compensation. On January 1, 2006, we adopted the provisions of, and account for stock-based compensation in accordance with, Statement of Financial Accounting Standards No. 123 (revised 2004), “Share- Based Payment” (“SFAS No. 123(R)”). We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. Under the fair value recognition provisions of SFAS No. 123(R), stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized ratably over the requisite service period.

We currently use a binomial lattice option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

We estimate the expected term of options granted by calculating the average term from our historical stock option exercise experience. We estimate the volatility of our common stock by using an implied volatility. We base the risk-free interest rate that we use in the option pricing model on a forward curve of risk free interest rates based on constant maturity rates provided by the U.S. Treasury. We have not paid and do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option pricing model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All share-based payment awards are amortized on a straight-line basis over the awards’ requisite service periods, which are generally the vesting periods.

If factors change and we employ different assumptions for estimating stock-based compensation expense, the future periods may differ from what we have recorded in the current period and could affect our operating income, net income and net income per share.

See Note 15 of our audited consolidated financial statements for further information regarding the SFAS No. 123(R) disclosures.

Income Taxes. We account for uncertain tax positions in accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN No. 48”). The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of, and guidance surrounding, income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in the consolidated balance sheets and statements of income. See Note 13 of our audited consolidated financial statements for additional detail on our uncertain tax positions and further information regarding FIN No. 48.

Inter-Segment Sales

Our Private Label Services segment performs card processing and servicing activities related to our Private Label Credit segment. For this, our Private Label Services segment receives a fee equal to its direct costs before corporate overhead plus a margin. The margin is based on current estimated market rates for similar services. This fee represents an operating cost to the Private Label Credit segment and corresponding revenue for our Private Label Services segment. Inter-segment sales are eliminated upon consolidation. Revenues earned by our Private Label Services segment from servicing our Private Label Credit segment, and consequently paid by our Private Label Credit segment to our Private Label Services segment, as set forth under “Eliminations” in the tables presented in the annual comparisons in our “Results of Operations.”

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus stock compensation expense, provision for income taxes, interest expense, net, fair value loss on interest rate derivative, other expenses, loss on the sale of assets, merger and other costs, depreciation and other amortization and amortization of purchased intangibles. Operating EBITDA is a non-GAAP financial measure equal to adjusted EBITDA plus the change in deferred revenue plus the change in redemption settlement assets. We have presented operating EBITDA because we use the financial measure to monitor compliance with financial covenants in our credit facilities and our senior note agreement. For the year ended December 31, 2007, senior debt-to-operating EBITDA was 1.2x compared to a maximum ratio of 2.75x permitted in our credit facilities and in our senior note agreements. Operating EBITDA to interest expense was 9.4x compared to a minimum ratio of 3.5x permitted in our credit facilities and 3.0x permitted in our senior note agreement. As discussed in more detail in the liquidity section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our credit facilities and cash flows from operations are the two main sources of funding for our acquisition strategy and for our future working capital needs and capital expenditures. As of December 31, 2007, we had borrowings of $421.0 million outstanding under the credit facilities, $500.0 million under our senior notes and had $417.0 million in unused borrowing capacity. We were in compliance with our covenants at December 31, 2007, and we expect to be in compliance with these covenants during the year ended December 31, 2008.

We use adjusted EBITDA as an integral part of our internal reporting to measure the performance of our reportable segments and to evaluate the performance of our senior management. Adjusted EBITDA is considered an important indicator of the operational strength of our businesses. Adjusted EBITDA eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital and therefore the effects are excluded from Adjusted EBITDA. Adjusted EBITDA also eliminates the non-cash effect of stock compensation expense. Stock compensation expense is not included in the measurement of segment adjusted EBITDA provided to the chief operating decision maker for purposes of assessing segment performance and decision making with respect to resource allocations. Therefore, we believe that adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA and operating EBITDA are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, adjusted EBITDA and operating EBITDA are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The adjusted EBITDA and operating EBITDA measures presented in our Annual Report on Form 10-K and in this Current Report on Form 8-K may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Income from continuing operations	$214,441	$206,397	$146,628	$113,947	$73,348
Stock compensation expense	48,311	35,791	10,961	14,957	5,612
Provision for income taxes	137,403	126,261	86,318	67,560	44,506
Interest expense, net	69,381	40,722	13,905	6,651	14,302
Fair value loss on interest rate derivative	—	—	—	808	2,851
Other expenses(1)	—	—	—	—	4,275
Loss on the sale of assets	16,045	—	—	—	—
Merger and other costs(2)	19,593	—	—	—	—
Depreciation and other amortization	59,688	48,499	40,545	37,369	33,631
Amortization of purchased intangibles	67,323	40,926	23,004	13,415	10,235

Adjusted EBITDA	632,185	498,596	321,361	254,707	188,760
Change in deferred revenue	176,842	40,973	63,410	70,736	113,877
Change in redemption settlement assets	(56,096)	6	(17,471)	(28,221)	(48,978)

Operating EBITDA	$752,931	$539,575	$367,300	$297,222	$253,659

Note: An increase in deferred revenue has a positive impact to Operating EBITDA, while an increase in redemption settlement assets has a negative impact to Operating EBITDA. Change in deferred revenue and change in redemption settlement assets are affected by fluctuations in foreign exchange rates. Change in redemption settlement assets is also affected by the timing of receipts and transfers of cash.

(1)	For the year ended December 2003, other expenses are debt related.
(2)	Represents expenditures directly associated with the proposed merger of the Company with an affiliate of The Blackstone Group, compensation charges related to the departure of certain employees and other non-routine costs associated with the proposed merger and Mail Services disposition.

Results of Operations

Year ended December 31, 2007 compared to the year ended December 31, 2006

	Year Ended December 31,		Change
	2007	2006	$	%
	(in thousands, except percentages)
Revenue:
Loyalty Services	$628,792	$541,227	$87,565	16.2%
Epsilon Marketing Services	458,610	302,070	156,540	51.8
Private Label Services	370,832	382,680	(11,848)	(3.1)
Private Label Credit	827,952	745,336	82,616	11.1
Corporate/Other	33,360	37,025	(3,665)	(9.9)
Eliminations	(357,387)	(357,789)	402	(0.1)

Total	$1,962,159	$1,650,549	$311,610	18.9%

Adjusted EBITDA:
Loyalty Services	$132,136	$103,652	$28,484	27.5%
Epsilon Marketing Services	118,219	74,158	44,061	59.4
Private Label Services	99,084	119,835	(20,751)	(17.3)
Private Label Credit	350,079	282,705	67,374	23.8
Corporate/Other	(67,333)	(81,754)	14,421	(17.6)

Total	$632,185	$498,596	$133,589	26.8%

Stock compensation expense:
Loyalty Services	$7,353	$7,492	$(139)	(1.9)%
Epsilon Marketing Services	11,380	5,489	5,891	107.3
Private Label Services	5,613	5,482	131	2.4
Private Label Credit	774	869	(95)	(10.9)
Corporate/Other	23,191	16,459	6,732	40.9

Total	$48,311	$35,791	$12,520	35.0%

Depreciation and amortization:
Loyalty Services	$24,601	$22,793	$1,808	7.9%
Epsilon Marketing Services	71,901	34,473	37,428	108.6
Private Label Services	8,429	10,425	(1,996)	(19.1)
Private Label Credit	11,231	11,408	(177)	(1.6)
Corporate/Other	10,849	10,326	523	5.1

Total	$127,011	$89,425	$37,586	42.0%

Operating expenses(1):
Loyalty Services	$496,656	$437,575	$59,081	13.5%
Epsilon Marketing Services	340,391	227,912	112,479	49.4
Private Label Services	271,748	262,845	8,903	3.4
Private Label Credit	477,873	462,631	15,242	3.3
Corporate/Other	100,693	118,779	(18,086)	(15.2)
Eliminations	(357,387)	(357,789)	402	(0.1)

Total	$1,329,974	$1,151,953	$178,021	15.5%

Operating income from continuing operations:
Loyalty Services	$100,184	$73,369	$26,815	36.5%
Epsilon Marketing Services	34,935	34,196	739	2.2
Private Label Services	85,042	103,927	(18,885)	(18.2)
Private Label Credit	338,075	270,428	67,647	25.0
Corporate/Other	(137,011)	(108,540)	(28,471)	26.2

Total	$421,225	$373,380	$47,845	12.8%

Adjusted EBITDA margin(2):
Loyalty Services	21.0%	19.2%	1.8%
Epsilon Marketing Services	25.8	24.5	1.3
Private Label Services	26.7	31.3	(4.6)
Private Label Credit	42.3	37.9	4.4
Total	32.2%	30.2%	2.0%

Segment operating data:
Private label statements generated	135,261	135,764	(503)	(0.4)%
Credit sales	$7,502,947	$7,444,298	$58,649	0.8%
Average managed receivables	$3,909,627	$3,640,057	$269,570	7.4%
AIR MILES reward miles issued	4,143,000	3,741,834	401,166	10.7%
AIR MILES reward miles redeemed	2,723,524	2,456,932	266,592	10.9%

(1)	Operating expenses excludes stock compensation expense, depreciation, amortization expense, loss on sale of assets, merger and other costs.
(2)	Adjusted EBITDA margin is adjusted EBITDA divided by revenue. Management uses adjusted EBITDA margin to analyze the operating performance of the segments and the impact revenue growth has on operating expenses.

Revenue. Total revenue increased $311.6 million, or 18.9%, to $1,962.2 million for the year ended December 31, 2007 from $1,650.5 million for the comparable period in 2006 due to the following:

•

Loyalty Services. Revenue increased $87.6 million, or 16.2%, due to strong organic growth. Our AIR MILES Reward Program growth was driven primarily by an increase in redemption revenue of $68.2 million related to a 10.9% increase in the redemption of AIR MILES reward miles. Issuance revenue increased $19.4 million primarily related to growth in issuances of AIR MILES reward miles in recent years from the roll out of major national programs. Within our revenue increase, changes in the exchange rate of the Canadian dollar had a $35.7 million positive impact on revenue for the AIR MILES Reward Program.

•

Epsilon Marketing Services. Revenue increased $156.5 million, or 51.8%, due to a combination of strong organic growth and acquisitions completed over the past twelve months. Database and direct marketing fees revenue increased by $146.2 million primarily related to Epsilon’s recent acquisition of Abacus. Organic growth within Epsilon’s database marketing services division was partially offset by declines in Epsilon’s strategic marketing and consulting services division from lower volumes and a reduction of services provided to one of our clients.

•

Private Label Services. Revenue decreased $11.8 million, or 3.1%, due primarily to a decline in our marketing revenue of approximately $11.0 million from the non-renewal of an expiring contract with an existing client. Servicing revenue declined slightly, $0.4 million, as a result of a decline in statements generated.

•

Private Label Credit. Revenue increased $82.6 million, or 11.1%, primarily due to a 13.1% increase in securitization income and finance charges, net. Securitization income and finance charges, net, increased $75.9 million, which includes an increase in the fair value of the gain on the interest-only strip of $20.5 million. The increase primarily resulted from a 7.4% increase in our average managed receivables and an increase in collected yield. This growth was partially offset by the normalization of our net charge-off rate in 2007 to 5.8% as compared to 5.0% in 2006. For the year ended December 31, 2006, our net charge-off rate was impacted by abnormally low credit losses resulting from the enactment of bankruptcy reform legislation during the fourth quarter of 2005. Tempering the increase in revenue was a decline in merchant discount fees of approximately $8.1 million primarily as a result of a change in mix of fees received from merchants compared to fees received from cardholders.

•	Corporate/Other. Revenue decreased $3.7 million, or 9.9% due primarily to the loss of revenue from our Mail Services business, which was sold on November 7, 2007.

Operating Expenses. For purposes of the discussion below, total operating expenses excludes stock compensation expense, depreciation expense, amortization expense, loss on sale of assets, merger and other costs. Total operating expenses increased $178.0 million, or 15.5%, to $1,330.0 million for the year ended December 31, 2007 from $1,152.0 million during the comparable period in 2006. Adjusted EBITDA margin increased to 32.2% for the year ended December 31, 2007 from 30.2% for the comparable period in 2006.

•

Loyalty Services. Operating expenses, as defined, increased $59.1 million, or 13.5%, to $496.7 million for the year ended December 31, 2007 from $437.6 million for the comparable period in 2006, and adjusted EBITDA margin increased to 21.0% for the year ended December 31, 2007 from 19.2% for the comparable period in 2006. Increases in operating expenses for the Air Miles Reward Program were due to an increase in costs of good sold primarily as a result from an increase in redemptions, as well as the impact of the exchange rate of the Canadian Dollar. Changes in the exchange rate of the Canadian dollar resulted in a $28.2 million increase in operating expenses for the AIR MILES Reward Program. The increase in adjusted EBITDA margin was due to the growth of the AIR MILES business.

•

Epsilon Marketing Services. Operating expenses, as defined, increased $112.5 million, or 49.4%, to $340.4 million for the year ended December 31, 2007 from $227.9 million for the comparable period in 2006, and adjusted EBITDA margin increased to 25.8% for the year ended December 31, 2007 from 24.5% for the comparable period in 2006. Increases in operating expenses and adjusted EBITDA margin were primarily attributable to the acquisition of Abacus, as discussed above.

•

Private Label Services. Operating expenses, as defined, increased $8.9 million, or 3.4%, to $271.7 million for the year ended December 31, 2007 from $262.8 million for the comparable period in 2006, and adjusted EBITDA margin decreased to 26.7% for the year ended December 31, 2007 from 31.3% for the comparable period in 2006. Operating expenses increased due to higher expenses for increased staffing levels in our call centers and customer relationship areas which in turn drove higher profits in our Private Label Credit segment. Adjusted EBITDA margin decreased as a result of these incremental expenses.

•

Private Label Credit. Operating expenses, as defined, increased $15.2 million, or 3.3%, to $477.9 million for the year ended December 31, 2007 from $462.6 million for the comparable period in 2006, and adjusted EBITDA margin increased to 42.3% for the year ended December 31, 2007 from 37.9% for the comparable period in 2006. The increase in operating expenses is in part due to higher marketing expenses for our clients. The increased adjusted EBITDA margin is the result of favorable revenue trends from an increase in our average managed receivables and an increase in collected yield. The adjusted EBITDA margin also benefited from increased staffing levels in our call centers and customer relationship areas as those costs were borne by the Private Label Services segment.

•

Corporate/Other. Operating expenses, as defined, decreased $18.1 million, or 15.2%, to $100.7 million for the year ended December 31, 2007 from $118.8 million for the comparable period in 2006. The decline in operating expenses was impacted by the sale our Mail Services division in November 2007. Additionally, corporate operating expenses were positively impacted by a reduction in benefit costs and payroll expenses and a decrease in legal and consulting expenses.

•

Stock compensation expense. Stock compensation expense increased $12.5 million, or 35.0%, to $48.3 million for the year ended December 31, 2007 from $35.8 million for the comparable period in 2006. The increase was due primarily to the modification of terms of certain equity based awards aggregating $8.6 million, as well as the true up of certain estimates, including forfeitures upon the adoption of SFAS No. 123(R) in 2006, of approximately $3.3 million.

•

Depreciation and Amortization. Depreciation and amortization increased $37.6 million, or 42.0%, to $127.0 million for the year ended December 31, 2007 from $89.4 million for the comparable period in 2006 primarily due to a $26.4 million increase in the amortization of purchased intangibles related to recent acquisitions and an increase of $11.2 million in depreciation and other amortization related in part to recent acquisitions as well as capital expenditures.

•

Merger and other costs. In the second quarter of 2007, we entered into the Merger Agreement with an affiliate of The Blackstone Group L.P. Costs associated with the proposed merger were approximately $12.4 million for the year ended December 31, 2007 and include investment banking, legal and accounting costs. In addition, we incurred $7.2 million in compensation charges related to the severance of certain employees and other non-routine costs associated with our disposition of our mail services business.

•

Loss on sale of assets. On November 7, 2007, we sold ADS MB Corporation, which operated our mail services business. These mail services included personalized customer communications and intelligent inserting and commingling. In connection with the sale, we recognized a loss of $16.0 million.

Operating Income. Operating income increased $47.8 million, or 12.8%, to $421.2 million for the year ended December 31, 2007 from $373.4 million during the comparable period in 2006. Operating income was impacted by the revenue and expense factors discussed above.

Interest Income. Interest income increased $4.1 million, or 66.6%, to $10.4 million for the year ended December 31, 2007 from $6.3 million for the comparable period in 2006 due to higher average balances of our short-term cash investments.

Interest Expense. Interest expense increased $32.8 million, or 69.9%, to $79.8 million for the year ended December 31, 2007 from $47.0 million for the comparable period in 2006. Interest expense on core debt, which includes our credit facilities and senior notes, increased $30.6 million as a result of additional borrowings to fund our recent acquisitions and our stock repurchase program, offset slightly by a decrease in interest rates from the comparable period in 2006. Interest on our certificates of deposit increased by $3.3 million, which was impacted by higher average balances and an increase in interest rates.

Taxes. Income tax expense increased $11.1 million to $137.4 million for the year ended December 31, 2007 from $126.3 million for the comparable period in 2006 due to an increase in taxable income. Our effective tax rate increased to 39.1% for the year ended December 31, 2007 compared to 38.0% for the comparable period in 2006, primarily due to a decrease in taxable income in certain jurisdictions and changes in legislation enacted in various states and Canada.

Loss from Discontinued Operations. In March 2008, we determined that our merchant services and utility services businesses were not aligned with our long-term strategy and committed to a disposition plan for these businesses. We are exploring the potential sale of these businesses and expect the respective sales to be completed within the next twelve months. These businesses have been reported as a discontinued operation in our condensed consolidated financial statements. Loss from discontinued operations increased $33.6 million to $50.4 million for the year ended December 31, 2007 from $16.8 million for the comparable period in 2006. The increase in losses was primarily the result of a $40.0 million pre-tax impairment charge associated with the write-down of certain long-lived assets.

Year ended December 31, 2006 compared to the year ended December 31, 2005

	Year Ended December 31,		Change
	2006	2005	$	%
	(in thousands, except percentages)
Revenue:
Loyalty Services	$541,227	$388,203	$153,024	39.4%
Epsilon Marketing Services	302,070	206,782	95,288	46.1
Private Label Services	382,680	345,723	36,957	10.7
Private Label Credit	745,336	569,773	175,563	30.8
Corporate/Other	37,025	35,005	2,020	5.8
Eliminations	(357,789)	(313,006)	(44,783)	14.3

Total	$1,650,549	$1,232,480	$418,069	33.9%

Adjusted EBITDA:
Loyalty Services	$103,652	$72,166	$31,486	43.6%
Epsilon Marketing Services	74,158	40,741	33,417	82.0
Private Label Services	119,835	98,485	21,350	21.7
Private Label Credit	282,705	195,581	87,124	44.5
Corporate/Other	(81,754)	(85,612)	3,858	(4.5)

Total	$498,596	$321,361	$177,235	55.2%

Stock compensation expense:
Loyalty Services	$7,492	$1,575	$5,917	375.7%
Epsilon Marketing Services	5,489	283	5,206	1,839.6
Private Label Services	5,482	927	4,555	491.4
Private Label Credit	869	99	770	777.8
Corporate/Other	16,459	8,077	8,382	103.8

Total	$35,791	$10,961	$24,830	226.5%

Depreciation and amortization:
Loyalty Services	$22,793	$14,553	$8,240	56.6%
Epsilon Marketing Services	34,473	20,515	13,958	68.0
Private Label Services	10,425	13,441	(3,016)	(22.4)
Private Label Credit	11,408	6,647	4,761	71.6
Corporate/Other	10,326	8,393	1,933	23.0

Total	$89,425	$63,549	$25,876	40.7%

Operating expenses(1):
Loyalty Services	$437,575	$316,037	$121,538	38.5%
Epsilon Marketing Services	227,912	166,041	61,871	37.3
Private Label Services	262,845	247,238	15,607	6.3
Private Label Credit	462,631	374,192	88,439	23.6
Corporate/Other	118,779	120,617	(1,838)	(1.5)
Eliminations	(357,789)	(313,006)	(44,783)	14.3

Total	$1,151,953	$911,119	$240,834	26.4%

Operating income from continuing operations:
Loyalty Services	$73,369	$56,039	$17,330	30.9%
Epsilon Marketing Services	34,196	19,944	14,252	71.5
Private Label Services	103,927	84,115	19,812	23.6
Private Label Credit	270,428	188,834	81,594	43.2
Corporate/Other	(108,540)	(102,081)	(6,459)	6.3

Total	$373,380	$246,851	$126,529	51.3%

Adjusted EBITDA margin(2):
Loyalty Services	19.2%	18.6%	0.6%
Epsilon Marketing Services	24.5	19.7	4.8
Private Label Services	31.3	28.5	2.8
Private Label Credit	37.9	34.3	3.6
Total	30.2%	26.1%	4.1%

Segment operating data:
Private label statements generated	135,764	124,836	10,928	8.8%
Credit sales	$7,444,298	$6,582,800	$861,498	13.1%
Average managed receivables	$3,640,057	$3,170,485	$469,572	14.8%
AIR MILES reward miles issued	3,741,834	3,246,553	495,281	15.3%
AIR MILES reward miles redeemed	2,456,932	2,023,218	433,714	21.4%

(1)	Operating expenses excludes depreciation, amortization and stock compensation expense.
(2)	Adjusted EBITDA margin is adjusted EBITDA divided by revenue. Management uses adjusted EBITDA margin to analyze the operating performance of the segments and the impact revenue growth has on operating expenses.

Revenue. Total revenue increased $418.1 million, or 33.9%, to $1,650.5 million for 2006 from $1,232.5 million for 2005. The increase was due to the following:

•

Loyalty Services. Revenue increased $153.0 million, or 39.4%. AIR MILES Reward Program growth was driven primarily by an increase in redemption revenue of $77.2 million related to a 21.4% increase in the redemption of AIR MILES reward miles. Issuance revenue increased $16.7 million primarily due to continued growth in issuances of AIR MILES reward miles in recent years from increased AIR MILES Reward Program promotional spending by certain sponsors for major national programs and campaigns. Revenue also increased approximately $45.6 million related to the acquisition iCOM in February 2006, which primarily impacted database and direct marketing fees. Changes in the exchange rate of the Canadian dollar had a $31.2 million positive impact on revenue for the Loyalty Services business unit.

•

Epsilon Marketing Services. Revenue increased $95.3 million, or 46.1%, due to acquisitions made during the prior twelve months and organic growth. Revenue attributable to our email service offerings increased $69.6 million as a result of the acquisitions of DoubleClick Email Solutions in April 2006 and the full year impact of our acquisition in September 2005 of Bigfoot Interactive, Inc., which we have renamed Epsilon Interactive. Revenues for our database marketing service offerings increased approximately $27.3 million as a result of additional client signings and expansion of service offerings for existing clients. These increases were slightly offset by a decline in our strategic consulting and creative services, as revenue was negatively impacted by the loss of a client.

•

Private Label Services. Revenue increased $37.0 million, or 10.7%, primarily due to an 8.8% increase in statements generated, which resulted in a $44.8 million increase in revenue. Our growth in statements generated was attributable to the ramp up of new clients along with growth from tenured clients. Revenue attributable to our other servicing fees declined $8.4 million due to a change in contractual terms for one of our existing clients. This change in terms benefited our Private Label Credit segment.

•

Private Label Credit. Revenue increased $175.6 million, or 30.8%, primarily due to a 42.8% increase in securitization income and finance charges, net, offset by a decrease in merchant discount fees. Securitization income and finance charges, net increased $173.5 million primarily as a result of a 14.8% increase in our average managed receivables, an increase in collected yield and lower charge-offs. Cost of funds remained flat. The improvement in charge-off rates is a continuation of the benefit that we have received this year as a result of the bankruptcy reform legislation which was enacted during the fourth quarter of 2005, as well as overall higher credit quality. In addition, we also had a shift in the mix of fees charged for certain portfolios which resulted in a decrease in merchant discount fees but offset by increases in securitization income.

•	Corporate/Other. Revenue increased $2.0 million, or 5.8%, with revenue increasing in our mail service division by approximately $2.0 million as a result of additional client signings.

Operating Expenses. Total operating expenses, excluding depreciation, amortization and stock compensation expense increased $240.8 million, or 26.4%, to $1,152.0 million for 2006 from $911.1 million for 2005. Total adjusted EBITDA margin increased to 30.2% for 2006 from 26.1% for 2005. The increases were due to the following:

•

Loyalty Services. Operating expenses, as defined, increased $121.5 million, or 38.5%, to $437.6 million for 2006 from $316.0 million for 2005 and adjusted EBITDA margin increased to 19.2% for 2006 from 18.6% for 2005. Increases in operating expenses and adjusted EBITDA margin were primarily attributable to revenue growth in our Loyalty Services business unit, which was achieved without the need for significant additional infrastructure costs.

•

Epsilon Marketing Services. Operating expenses, as defined, increased $61.9 million, or 37.3%, to $227.9 million for 2006 from $166.0 million for 2005 and adjusted EBITDA margin increased to 24.5% for 2006 from 19.7% for 2005. Increases in operating expenses and adjusted EBITDA margin were primarily attributable to the businesses acquired, which were higher margin businesses, and revenue growth, as discussed above.

•

Private Label Services. Operating expenses, as defined, increased $15.6 million, or 6.3%, to $262.8 million for 2006 from $247.2 million for 2005, and adjusted EBITDA margin increased to 31.3% for 2006 from 28.5% for 2005. The increase in adjusted EBITDA margin was the result of increases in revenue driven by an 8.8% increase in statements generated.

•

Private Label Credit. Operating expenses, as defined, increased $88.4 million, or 23.6%, to $462.6 million for 2006 from $374.2 million for 2005, and adjusted EBITDA margin increased to 37.9% for 2006 from 34.3% for 2005. The increase in operating expenses is primarily attributed to the increase in cost of sales for statements generated and higher marketing expenses. The increased adjusted EBITDA margin was the result of favorable revenue trends, including an increase in our average managed receivables, an increase in collected yield and lower charge-offs due to the increase in revenue and higher marketing spending as part of the shift in fees charged to certain portfolios.

•

Corporate/Other. Operating expenses, as defined, decreased $1.8 million, or 1.5%, to $118.8 million for 2006 from $120.6 million for 2005. The decrease in corporate operating expenses was primarily a result of lower medical and benefit costs in 2006 as compared to 2005.

•

Stock compensation expense. Stock compensation expense increased $24.8 million, or 226.5%, to $35.8 million for 2006 from $11.0 million for 2005. The increase was primarily attributable to our adoption of SFAS No. 123(R) under the modified prospective method. Compensation expense related to our stock options totaled $18.2 million in 2006 as compared to zero in 2005. In addition, compensation expense related to our restricted stock awards increased $6.1 million. During 2006, we shifted the balance of the stock-based awards granted, increasing the number of service-based restricted stock awards and reducing the number of stock options awarded.

•

Depreciation and Amortization. Depreciation and amortization increased $25.9 million, or 40.7%, to $89.4 million for 2006 from $63.5 million for 2005. Amortization of purchased intangibles increased $17.9 million, of which $13.5 million relates to recent business acquisitions and $4.1 million relates to the amortization of premiums associated with the Blair portfolio acquisition completed in November 2005. The increase in depreciation and other amortization of $8.0 million is a result of relatively higher capital expenditures compared to prior years.

Operating Income. Operating income increased $126.5 million, or 51.3%, to $373.4 million for 2006 from $246.9 million for 2005. Operating income increased primarily from revenue gains and an increase in adjusted EBITDA margins partially offset by an increase in depreciation and amortization and stock compensation expense.

Interest Income. Interest income increased $2.5 million, or 64.9%, to $6.3 million for 2006 from $3.8 million for 2005 due to higher average balances of our short term cash investments, as well as an increase of the yield earned.

Interest Expense. Interest expense increased $29.3 million, or 165.4%, to $47.0 million for 2006 from $17.7 million for 2005 due to higher average balances under our credit facilities and certificates of deposit. Interest expense on core debt, which includes the credit facility and senior notes, increased $20.0 million as a result of additional borrowings to fund our stock repurchase program and the acquisitions of ICOM, DoubleClick and CPC and an increase in interest rates from the comparable period in 2005. Interest on certificates of deposit increased $7.3 million due to growth in on-balance sheet receivables which was primarily associated with financing of the Blair portfolio acquisition completed in November 2005.

Provision for Income Taxes. The provision for income taxes increased $39.9 million to $126.3 million in 2006 from $86.3 million in 2005 primarily due to an increase in taxable income. Our effective tax rate increased to 38.0% in 2006 compared to 37.1% in 2005 primarily as a result of changes in tax legislation in Texas and Canada.

Loss from Discontinued Operations. In March 2008, we determined that our merchant services and utility services businesses were not aligned with our long-term strategy and committed to a disposition plan for these businesses. We are exploring the potential sale of these businesses and expect the respective sales to be completed within the next twelve months. Loss from discontinued operations increased $8.9 million to $16.8 million for the year ended December 31, 2006 from $7.9 million for the comparable period in 2005. The increase in loss from discontinued operations is primarily attributed to accrued penalties for late system conversions on utility contracts, as well as additional expenses due to these conversion delays.

Asset Quality

Our delinquency and net charge-off rates reflect, among other factors, the credit risk of our private label credit card receivables, the average age of our various private label credit card account portfolios, the success of our collection and recovery efforts, and general economic conditions. The average age of our private label credit card portfolio affects the stability of delinquency and loss rates of the portfolio. We continue to focus resources on refining our credit underwriting standards for new accounts and on collections and post charge-off recovery efforts to minimize net losses.

An older private label credit card portfolio generally drives a more stable performance in the portfolio. At December 31, 2007, 60.5% of securitized accounts with balances and 62.7% of securitized receivables were for accounts with origination dates greater than 24 months old. At December 31, 2006, 58.3% of securitized accounts with balances and 61.4% of securitized receivables were for accounts with origination dates greater than 24 months old. As of December 31, 2007, our allowance for doubtful accounts related to on-balance sheet private label and co-branded credit card receivables was $38.7 million compared to $45.9 million as of December 31, 2006. The decrease in the allowance for doubtful accounts was primarily the result of improved seasoning of accounts with certain of our private label credit card portfolios.

Delinquencies. A credit card account is contractually delinquent if we do not receive the minimum payment by the specified due date on the cardholder’s statement. It is our policy to continue to accrue interest and fee income on all credit card accounts beyond 90 days, except in limited circumstances, until the account balance and all related interest and other fees are paid or charged off, typically at 180 days delinquent. When an account becomes delinquent, we print a message on the cardholder’s billing statement requesting payment. After an account becomes 30 days past due, a proprietary collection scoring algorithm automatically scores the risk of the account rolling to a more delinquent status. The collection system then recommends a collection strategy for the past due account based on the collection score and account balance and dictates the contact schedule and collections priority for the account. If we are unable to make a collection after exhausting all in-house efforts, we engage collection agencies and outside attorneys to continue those efforts. Delinquency rates subsequent to the 2005 bankruptcy reform legislation have generally risen as it has become more difficult to file for bankruptcy protection under the law.

The following table presents the delinquency trends of our managed credit card portfolio:

	December 31, 2007	% of Total	December 31, 2006	% of Total
	(In thousands, except percentages)
Receivables outstanding	$4,157,287	100%	$4,171,262	100%
Receivables balances contractually delinquent:
31 to 60 days	70,512	1.7%	62,221	1.5%
61 to 90 days	48,755	1.2	40,929	1.0
91 or more days	101,928	2.4	88,078	2.1

Total	$221,195	5.3%	$191,228	4.6%

Net Charge-Offs. Net charge-offs comprise the principal amount of losses from cardholders unwilling or unable to pay their account balances, as well as bankrupt and deceased cardholders, less current period recoveries. The following table presents our net charge-offs for the periods indicated on a managed basis. Average managed receivables represent the average balance of the cardholders at the beginning of each month in the year indicated.

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except percentages)
Average managed receivables	$3,909,627	$3,640,057	$3,170,485
Net charge-offs	227,393	180,449	207,397
Net charge-offs as a percentage of average managed receivables	5.8%	5.0%	6.5%

The net charge-off rate during 2006 was impacted by abnormally low credit losses resulting from the enactment of bankruptcy reform legislation during the fourth quarter of 2005. Although we continued to benefit from the impact of the legislation in our 2007 results, the impact is significantly less than in 2006.

Age of Portfolio. The median age of the portfolio is approximately 36 months. The following table sets forth, as of December 31, 2007, the number of securitized accounts with balances and the related balances outstanding, based upon the age of the securitized accounts:

Age Since Origination	Number of Accounts	Percentage of Accounts	Balances Outstanding	Percentage of Balances Outstanding
	(In thousands, except percentages)
0-12 Months	2,719	24.4%	$845,846	22.8%
13-24 Months	1,671	15.1	538,673	14.5
25-36 Months	1,232	11.1	407,448	11.0
37-48 Months	993	9.0	331,969	9.0
49-60 Months	874	7.9	293,222	7.9
Over 60 Months	3,604	32.5	1,288,267	34.8

Total	11,093	100.0%	$3,705,425	100.0%

Liquidity and Capital Resources

Operating Activities. We have historically generated cash flows from operations, although that amount may vary based on fluctuations in working capital and the timing of merchant settlement activity. Our operating cash flow is seasonal, with cash utilization peaking at the end of December due to increased activity in our Private Label Credit segment related to holiday retail sales.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Cash provided by operating activities before changes in credit card portfolio activity and merchant settlement activity	$461,862	$376,847	$293,863
Net change in credit card portfolio activity	(5,780)	80,890	(186,419)
Net change in merchant settlement activity	115,439	11,043	1,637

Cash provided by operating activities	$571,521	$468,780	$109,081

Net change in credit card portfolio activity represents the difference in portfolios purchased from new clients and their subsequent sale to our securitization trusts. There is typically a several month lag between the purchase and sale of credit card portfolios. Merchant settlement activity is driven by the number of days of float at the end of the period. For these purposes, “float” means the difference between the number of days we hold cash before remitting the cash to our merchants and the number of days the card associations hold cash before remitting the cash to us. Merchant settlement activity fluctuates significantly depending on the day in which the period ends. Upon completion of the sale of our merchant services business, the net change in merchant settlement activity will no longer impact our cash provided by operating activities.

We generated cash flow from operating activities before changes in credit card portfolio activity and merchant settlement activity of $461.9 million for the year ended December 31, 2007 compared to $376.8 million for the comparable period in 2006 or a 22.6% increase. The increase in operating cash flows before changes in credit card portfolio activity and merchant settlement activity is primarily related to an increase in net income as adjusted for non-cash charges. We utilize our cash flow from operations for ongoing business operations, acquisitions and capital expenditures.

Investing Activities. We use a significant portion of our cash flows from operations for acquisitions and capital expenditures. We utilized cash flow from investing activities of $694.8 million for the year ended December 31, 2007 compared to $543.0 million for the comparable period in 2006. Significant components of investing activities are as follows:

•

Acquisitions. During the year ended December 31, 2007, we had payments for acquired businesses totaling $438.2 million compared to $205.6 million in 2006, net of cash acquired. In 2007, the cash outlay relates primarily to the acquisition of Abacus. In 2006, we acquired four businesses, which included DoubleClick Email Solutions, ICOM, Big Designs, and CPC Associates, all of which complemented and expanded our Epsilon Marketing Services segment.

•

Securitizations and Receivables Funding. We generally fund all private label credit card receivables through a securitization program that provides us with both liquidity and lower borrowing costs. As of December 31, 2007, we had over $3.7 billion of securitized credit card receivables. Securitizations require credit enhancements in the form of cash, spread accounts and additional receivables. The credit enhancement is funded through the use of certificates of deposit issued through our subsidiary, World Financial Network National Bank. Net securitization and credit card receivable activity utilized $128.8 million for the year ended December 31, 2007 compared to $236.5 million in 2006. We intend to utilize our securitization program for the foreseeable future.

•

Capital Expenditures. Our capital expenditures for the year ended December 31, 2007 were $116.7 million compared to $100.4 million for the prior year. Capital expenditures have typically been about 5% of annual revenue. During 2008, as certain office relocations and system conversions have been completed, we anticipate that capital expenditures will continue to decrease to approximately 3% of annual revenues.

Financing Activities. Our cash flows provided by financing activities were $197.1 million in 2007 compared to $112.3 million provided by financing activities in 2006. Our financing activities for 2007 relate to borrowings and repayments of debt in the normal course of business, business acquisitions, $108.5 million for the repurchase of our common stock on the open market, proceeds from certain sales-lease back transactions and proceeds from the exercise of stock options.

Liquidity Sources. In addition to cash generated from operating activities, we have five main sources of liquidity: securitization program, certificates of deposit issued by World Financial Network National Bank and World Financial Capital Bank, our credit facilities and issuances of equity securities. We believe that internally generated funds and existing sources of liquidity are sufficient to meet working capital needs, capital expenditures, and other business requirements, for at least the next 12 months.

Securitization Program and Off-Balance Sheet Transactions. Since January 1996, we have sold, sometimes through WFN Credit Company, LLC and WFN Funding Company II, LLC, a majority of credit card receivables owned by our credit card bank, World Financial Network National Bank, World Financial Network Credit Card Master Trust, World Financial Network Credit Card Master Note Trust, World Financial Network Credit Card Master Trust II and World Financial Network Credit Card Master Trust III, which we refer to as the WFN Trusts as part of our securitization program. This securitization program is the primary vehicle through which we finance our private label credit card receivables. The following table shows expected maturities for borrowing commitments of the WFN Trusts under our securitization program by year:

	2008	2009	2010	2011	2012 & Thereafter	Total
	(In thousands)
Public notes	$600,000	$500,000	$—	$450,000	$500,000	$2,050,000
Private conduits(1)	2,085,714	—	—	—	—	2,085,714

Total	$2,685,714	$500,000	$—	$450,000	$500,000	$4,135,714

(1)	Represents borrowing capacity, not outstanding borrowings. In the fourth quarter of 2007 we renewed and amended $1,085.7 million of our $2,085.7 million private conduits under similar terms.

As of December 31, 2007, the WFN Trusts had over $3.7 billion of securitized credit card receivables. Securitizations require credit enhancements in the form of cash, spread deposits and additional receivables. The credit enhancement is principally based on the outstanding balances of the series issued by the WFN Trusts and by the performance of the private label credit cards in the securitization trust. During the period from November to January, the WFN Trusts are required to maintain a credit enhancement level of between 6% and 10% of securitized credit card receivables. Certain of the WFN Trusts are required to maintain a level of between 4% and 9% for the remainder of the year.

Certificates of Deposit. We utilize certificates of deposit to finance the operating activities and fund securitization enhancement requirements of our credit card bank subsidiaries, World Financial Network National Bank and World Financial Capital Bank. World Financial Network National Bank and World Financial Capital Bank issue certificates of deposit in denominations of $100,000 in various maturities ranging between three months and two years and with effective annual fixed rates ranging from 5.0% to 5.7%. As of December 31, 2007, we had $370.4 million of certificates of deposit outstanding. Certificate of deposit borrowings are subject to regulatory capital requirements.

Credit Facilities. On January 24, 2007, we entered into a bridge loan that provides for loans in a maximum amount of $400.0 million. At the closing of the bridge loan, we borrowed $300.0 million for general corporate purposes including the repayment of debt and the financing of permitted acquisitions. The bridge loan included an uncommitted accordion feature of up to $100.0 million allowing for future borrowings, subject to certain conditions.

On July 6, 2007, we entered into a first amendment to the bridge loan to extend the maturity date from July 24, 2007 to December 31, 2007. On December 21, 2007, we entered into a second amendment to the bridge loan which extended the maturity date from December 31, 2007 to March 31, 2008 and eliminated the uncommitted accordion feature, which had allowed for future borrowings up to $100.0 million, subject to certain conditions. In addition, the second amendment adjusts the margin applicable to base rate loans and Eurodollar loans to those set forth below. We anticipate renewing or refinancing the bridge loan prior to March 31, 2008. If we are not able to refinance the bridge loan, we would expect to repay the amounts from available cash and borrowings under our consolidated credit facility.

The interest rate for base rate loans fluctuates and is equal to the higher of (A) the Bank of Montreal’s prime rate and (B) the Federal funds rate plus 0.5% plus a margin of (1) 0.0% to 0.2% for the period from January 1 to

January 31, 2008; (2) 0.0% to 0.45% for the period from February 1 to February 29, 2008; and (3) 0.1% to 0.70% for the period from March 1 to March 31, 2008, based upon our Senior Leverage Ratio as defined in the bridge loan. The interest rate for Eurodollar loans fluctuates based on the London interbank offered rate plus a margin of (1) 1.1% to 1.7% for the period from January 1 to January 31, 2008; (2) 1.35% to 1.95% for the period from February 1 to February 29, 2008; and (3) 1.6% to 2.2% for the period from March 1 to March 31, 2008, based upon our Senior Leverage Ratio as defined in the bridge loan.

In March 2007, we amended our consolidated credit facility. The amendment extended the lending commitments which were scheduled to terminate on September 29, 2011 to March 30, 2012. In addition, the amendment adjusted the Senior Leverage Ratio applicable to the various levels set forth in the agreement and the margin applicable to Eurodollar loans. After giving effect to the amendment, the interest rate for Eurodollar loans denominated in U.S. or Canadian Dollars fluctuates based on the rate at which deposits of U.S. Dollars or Canadian Dollars, respectively, in the London interbank market are quoted plus a margin of 0.4% to 0.8% based upon the Senior Leverage Ratio as defined in the consolidated credit facility.

We were in compliance with the covenants under our credit facilities at December 31, 2007.

Senior Notes. On October 22, 2007, the Company entered into an amendment in respect of the Note Purchase Agreement with all of the Holders (as defined in the Note Purchase Agreement) providing for a mandatory prepayment of all of the Notes on the date that the Merger is consummated. The Notes would be repaid at 100% of the principal amount plus accrued and unpaid interest to the date of prepayment and the Make-Whole Amount (as defined in the Note Purchase Agreement) as determined for the prepayment date in accordance with the terms of the amendment. The obligation of the Company to prepay the Notes pursuant to the terms of the amendment was subject to and conditioned upon the occurrence of the Merger on or prior to January 1, 2008 and therefore is void and of no further force and effect since the Merger did not close on or prior to that date.

We utilize our credit facilities and excess cash flows from operations to support our acquisition strategy and to fund working capital and capital expenditures. At December 31, 2007, we had borrowings of $421.0 million outstanding under the consolidated credit facility and the bridge loan, with a weighted average interest rate of 7.2%, $500.0 million under our senior notes, $2.0 million of standby letters of credit outstanding, and we had available unused borrowing capacity of approximately $417.0 million. The credit facility limits our aggregate outstanding letters of credit to $50.0 million. Additional details regarding our credit facilities and senior notes are set forth in Note 12 “Debt” of our audited consolidated financial statements.

Repurchase of Equity Securities. During 2007, 2006, and 2005, we repurchased approximately 1.8 million, 2.9 million and 3.9 million shares of our common stock for an aggregate amount of $108.5 million, $146.0 million and $148.8 million, respectively. We have Board authorization to purchase an additional $496.7 million of our common stock through 2008.

Debt covenants in the consolidated credit facility restrict the amount of funds that we have available for repurchases of our common stock in any calendar year. The limitation for each calendar year was $200.0 million beginning with 2006, increasing to a maximum of $250.0 million in 2007 and $300.0 million in 2008, conditioned on certain increases in our Consolidated Operating EBITDA as defined in the consolidated credit facility.

Contractual Obligations. The following table highlights, as of December 31, 2007, our contractual obligations and commitments to make future payments by type and period:

	2008	2009 & 2010	2011 & 2012	2013 & Thereafter	Total
	(In thousands)
Certificates of deposit(1)	$375,304	$—	$—	$—	$375,304
Bridge loan(1)	305,408	—	—	—	305,408
Credit facility(1)	8,773	17,545	131,912	—	158,230
Senior notes(1)	30,350	286,289	265,350	—	581,989
Operating leases(2)	55,013	82,732	53,507	89,224	280,476
Capital leases(2)	18,030	24,836	466	—	43,332
Software licenses	6,777	10,746	—	—	17,523
FIN No. 48 obligations(3)	—	1,959	572	—	2,531
Purchase obligations(4)	78,362	30,740	22,193	—	131,295

	$878,017	$454,847	$474,000	$89,224	$1,896,088

(1)	The certificates of deposit and credit facilities represent our estimated debt service obligations, including both principle and interest. Interest was based on the interest rates in effect as of December 31, 2007, applied to the contractual repayment period.
(2)	Includes contractual obligations to make future payments for leases associated with those businesses included in discontinued operations.
(3)	Does not reflect unrecognized tax benefits of approximately $80 million, of which the timing remains uncertain.
(4)	Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the minimum for which we are obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. Purchase obligations include purchase commitments under our AIR MILES Reward Program, minimum payments under support and maintenance contracts and agreements to purchase other goods and services.

We believe that we will have access to sufficient resources to meet these commitments.

Inflation and Seasonality

Although we cannot precisely determine the impact of inflation on our operations, we do not believe that we have been significantly affected by inflation. For the most part, we have relied on operating efficiencies from scale and technology, as well as decreases in technology and communication costs, to offset increased costs of employee compensation and other operating expenses. Our revenues and earnings are favorably affected by increased consumer spending patterns leading up to and including the holiday shopping period in the fourth quarter and, to a lesser extent, during the first quarter as credit card balances are paid down.

Regulatory Matters

World Financial Network National Bank is subject to various regulatory capital requirements administered by the OCC. World Financial Capital Bank is subject to regulatory capital requirements administered by both the FDIC and the State of Utah. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our financial statements. Under the FDIC’s order approving World Financial Capital Bank’s application for deposit insurance, World Financial Capital Bank must meet specific capital ratios and paid-in capital minimums and must maintain adequate allowances for loan losses. If World Financial Capital Bank fails to meet the terms of the FDIC’s order, the FDIC may withdraw insurance coverage from World Financial Capital Bank, and the State of Utah may withdraw its approval of World Financial Capital Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, World Financial Network National Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. World Financial Network National Bank is limited in the amounts that it can pay as dividends to us.

Quantitative measures established by regulations to ensure capital adequacy require World Financial Network National Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Under the regulations, a “well capitalized” institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An “adequately capitalized” institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, but 3% is allowed in some cases. Under these guidelines, World Financial Network National Bank is considered well capitalized. As of December 31, 2007, World Financial Network National Bank’s Tier 1 capital ratio was 35.0%, total capital ratio was 36.7% and leverage ratio was 51.6%, and World Financial Network National Bank was not subject to a capital directive order. On April 22, 2005, World Financial Capital Bank received non-disapproval notification for a modification of the original three-year business plan. The letter of non-disapproval was issued jointly by the State of Utah and the FDIC. World Financial Capital Bank, under the terms of the letter, must maintain total risk-based capital equal to or exceeding 10% of total risk-based assets and must maintain Tier 1 capital to total assets ratio of not less than 16%. Both capital ratios were maintained at or above the indicated levels until the end of the bank’s de novo period on November 30, 2006.

As part of an acquisition in 2003 by World Financial Network National Bank, which required approval by the OCC, the OCC required World Financial Network National Bank to enter into an operating agreement with the OCC and a capital adequacy and liquidity maintenance agreement with us. The operating agreement requires World Financial Network National Bank to continue to operate in a manner consistent with its current practices, regulatory guidelines and applicable law, including those related to affiliate transactions, maintenance of capital and corporate governance. This operating agreement has not required any changes in World Financial Network National Bank’s operations. The capital adequacy and liquidity maintenance agreement memorializes our current obligations to World Financial Network National Bank.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a new definition of fair value as well as a fair value hierarchy that prioritizes the information used to develop the assumptions, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. The standard is effective for fiscal years beginning after November 15, 2007. In December 2007, the FASB proposed a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157. We are currently in the process of evaluating the effect that the adoption of SFAS No. 157 will have on our consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “Establishing the Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”), to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. We are currently in the process of evaluating the effect that the adoption of SFAS No. 159 will have on our consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007) (“SFAS No. 141R”), “Business Combinations” and Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Both statements are required to be adopted for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact that SFAS No. 141R and SFAS No. 160 will have on our consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

To the Stockholders of

Alliance Data Systems Corporation

We have audited the accompanying consolidated balance sheets of Alliance Data Systems Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance Data Systems Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, as of January 1, 2006, the Company changed its method of accounting for employee stock-based compensation. As discussed in Note 13 to the consolidated financial statements, as of January 1, 2007, the Company changed its method of accounting for uncertainty in income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting. As described in our report dated February 28, 2008, management excluded from their assessment the internal control over financial reporting of Abacus which was acquired in February 2007; accordingly, our audit of the Company’s internal control over financial reporting did not include the internal control over financial reporting at Abacus.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 28, 2008, except for Notes 2, 4, 18 and 21, as to which the date is May 30, 2008.

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)
Revenues
Transaction	$380,268	$356,356	$336,294
Redemption	420,966	352,795	275,632
Securitization income and finance charges, net	654,660	578,737	404,884
Database marketing fees and direct marketing services	448,295	319,308	194,356
Other revenue	57,970	43,353	21,314

Total revenue	1,962,159	1,650,549	1,232,480

Operating expenses
Cost of operations (exclusive of depreciation and amortization disclosed separately below)	1,304,631	1,095,929	833,283
General and administrative	80,898	91,815	88,797
Depreciation and other amortization	59,688	48,499	40,545
Amortization of purchased intangibles	67,323	40,926	23,004
Loss on the sale of assets	16,045	—	—
Merger costs	12,349	—	—

Total operating expenses	1,540,934	1,277,169	985,629

Operating income	421,225	373,380	246,851
Interest income	(10,440)	(6,268)	(3,802)
Interest expense	79,821	46,990	17,707

Income from continuing operations before income taxes	351,844	332,658	232,946
Provision for income taxes	137,403	126,261	86,318

Income from continuing operations	214,441	206,397	146,628
Loss from discontinued operations, net of taxes	(50,380)	(16,792)	(7,883)

Net income	$164,061	$189,605	$138,745

Basic income (loss) per share:
Income from continuing operations	$2.74	$2.59	$1.78
Loss from discontinued operations	$(0.65)	$(0.21)	$(0.09)

Net income per share	$2.09	$2.38	$1.69

Diluted income (loss) per share:
Income from continuing operations	$2.65	$2.53	$1.73
Loss from discontinued operations	$(0.62)	$(0.21)	$(0.09)

Net income per share	$2.03	$2.32	$1.64

Weighted average shares:
Basic	78,403	79,735	82,208

Diluted	80,811	81,686	84,637

See accompanying notes to consolidated financial statements.

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(In thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$219,210	$143,334
Trade receivables, less allowance for doubtful accounts ($6,319 and $2,215 at December 31, 2007 and 2006, respectively)	228,582	201,318
Seller’s interest and credit card receivables, less allowance for doubtful accounts ($38,726 and $45,919 at December 31, 2007 and 2006, respectively)	652,434	569,389
Deferred tax asset, net	90,515	88,245
Other current assets	100,834	82,056
Assets held for sale	287,610	412,115

Total current assets	1,579,185	1,496,457

Redemption settlement assets, restricted	317,053	260,957
Property and equipment, net	192,759	117,780
Deferred tax asset, net	38,074	—
Due from securitizations	379,268	325,457
Intangible assets, net	343,402	223,849
Goodwill	1,185,773	922,360
Other non-current assets	68,080	57,155

Total assets	$4,103,594	$3,404,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$133,857	$112,176
Accrued expenses	206,219	180,946
Certificates of deposit	370,400	294,800
Credit facilities and other debt, current	313,589	6,193
Other current liabilities	52,930	52,276
Liabilities held for sale	254,760	240,513

Total current liabilities	1,331,755	886,904

Deferred tax liability, net	—	43,342
Deferred revenue (Note 11)	828,348	651,506
Certificates of deposit	—	4,200
Long-term and other debt	644,061	735,425
Other liabilities	102,464	11,105

Total liabilities	2,906,628	2,332,482
Commitments and contingencies (Note 18)

Stockholders’ equity:
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 87,786 shares and 86,872 shares at December 31, 2007 and 2006, respectively	878	869
Additional paid-in capital	898,631	834,680
Treasury stock, at cost, 9,024 shares and 7,218 shares at December 31, 2007 and 2006, respectively)	(409,486)	(300,950)
Retained earnings	682,903	527,686
Accumulated other comprehensive income	24,040	9,248

Total stockholders’ equity	1,196,966	1,071,533

Total liabilities and stockholders’ equity	$4,103,594	$3,404,015

See accompanying notes to consolidated financial statements.

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Unearned Compensation	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
	(In thousands)
January 1, 2005	82,765	828	(7,739)	679,776	(6,151)	199,336	4,470	870,520
Net income						138,745		138,745
Other comprehensive income, net of tax:
Net unrealized gain on securities available-for-sale							414	414
Foreign currency translation adjustments							3,205	3,205

Other comprehensive income							3,619

Amortization of unearned compensation			6,546					6,546
Purchase of treasury shares					(148,801)			(148,801)
Issuance of restricted stock	471	5	(13,311)	20,903				7,597
Other common stock issued, including income tax benefits	1,529	15		42,866				42,881

December 31, 2005	84,765	848	(14,504)	743,545	(154,952)	338,081	8,089	921,107
Net income						189,605		189,605
Other comprehensive income, net of tax:
Net unrealized gain on securities available-for-sale							1,880	1,880
Foreign currency translation adjustments							(721)	(721)

Other comprehensive income							1,159

Reversal of unearned compensation upon adoption of SFAS No. 123(R)			14,504	(14,504)				—
Stock compensation expense				43,053				43,053
Purchase of treasury shares					(145,998)			(145,998)
Other common stock issued, including income tax benefits	2,107	21		62,586				62,607

December 31, 2006	86,872	869	—	834,680	(300,950)	527,686	9,248	1,071,533
Net income						164,061		164,061
Cumulative effect on retained earnings upon the adoption of FIN No. 48						(8,844)		(8,844)
Other comprehensive income, net of tax:
Net unrealized gain on securities available-for-sale							846	846
Foreign currency translation adjustments							13,946	13,946

Other comprehensive income							14,792

Stock compensation expense				46,513				46,513
Purchase of treasury shares					(108,536)			(108,536)
Other common stock issued, including income tax benefits	914	9		17,438				17,447

December 31, 2007	87,786	$878	$—	$898,631	$(409,486)	$682,903	$24,040	$1,196,966

See accompanying notes to consolidated financial statements.

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$164,061	$189,605	$138,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	166,632	125,040	99,707
Deferred income taxes	(27,729)	(27,772)	(13,475)
Provision for doubtful accounts	42,145	38,141	22,055
Non-cash stock compensation	56,243	43,053	14,143
Fair value gain on interest-only strip	(39,958)	(19,470)	(23,300)
Loss on sale of assets	16,045	—	—
Impairment of long-lived assets	39,961	—	—
Change in operating assets and liabilities, net of acquisitions:
Change in trade accounts receivable	(24,042)	(50,947)	(37,592)
Change in merchant settlement activity	115,439	11,043	1,637
Change in other assets	(28,821)	(3,282)	(8,619)
Change in accounts payable and accrued expenses	66,646	57,084	42,757
Change in deferred revenue	49,886	43,353	43,288
Change in other liabilities	(9,566)	(8,728)	743
Data acquisition costs	(8,207)	—	—
Purchase of credit card receivables	(224,626)	(73,555)	(186,419)
Proceeds from sale of credit card receivable portfolios	218,846	154,445	—
Tax benefit of stock option exercises	—	—	13,648
Excess tax benefits from stock-based compensation	(8,163)	(17,521)	—
Other	6,729	8,291	1,763

Net cash provided by operating activities	571,521	468,780	109,081

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(9,477)	(396)	(10,983)
Payments for acquired businesses, net of cash acquired	(438,163)	(205,567)	(140,901)
Proceeds from the sale of assets	12,347	—	—
Investment in unconsolidated subsidiary	(8,000)	—	—
Change in due from securitizations	(11,115)	(32,698)	(1,005)
Net increase in seller’s interest and credit card receivables	(117,691)	(203,764)	(106,785)
Capital expenditures	(116,652)	(100,352)	(65,900)
Other	(6,057)	(195)	(5,377)

Net cash used in investing activities	(694,808)	(542,972)	(330,951)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	2,309,000	3,629,869	1,272,260
Repayment of borrowings	(2,113,000)	(3,345,869)	(1,155,735)
Certificates of deposit issuances	494,100	336,300	379,100
Repayments of certificates of deposit	(422,700)	(416,400)	(94,700)
Payment of capital lease obligations	(14,481)	(7,935)	(6,409)
Proceeds from sales-lease back transactions	25,949	—	—
Excess tax benefits from stock-based compensation	8,163	17,521	—
Proceeds from issuance of common stock	20,892	48,831	29,106
Purchase of treasury shares	(108,536)	(145,998)	(145,043)
Other	(2,312)	(4,049)	—

Net cash provided by financing activities	197,075	112,270	278,579

Effect of exchange rate changes on cash and cash equivalents	11,976	(1,216)	2,095

Change in cash and cash equivalents	85,764	36,862	58,804
Cash and cash equivalents at beginning of year	180,075	143,213	84,409

Cash and cash equivalents at end of year	$265,839	$180,075	$143,213

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$78,958	$40,628	$16,423

Income taxes paid, net of refunds	$107,516	$141,935	$58,237

See accompanying notes to consolidated financial statements.

ALLIANCE DATA SYSTEMS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of the Business—Alliance Data Systems Corporation (“ADSC” or, including its wholly owned subsidiaries, the “Company”) is a leading provider of data-driven and transaction-based marketing and customer loyalty solutions. The Company offers a comprehensive portfolio of integrated outsourced marketing solutions, including customer loyalty programs, database marketing services, marketing strategy consulting, analytics and creative services, permission-based email marketing and private label retail credit card programs. The Company focuses on facilitating and managing interactions between our clients and their customers through a variety of consumer marketing channels, including in-store, catalog, mail, telephone and on-line. The Company captures data created during each customer interaction, analyzes the data and leverages the insight derived from that data to enable clients to identify and acquire new customers, as well as to enhance customer loyalty.

The Company operates in the following reportable segments: Loyalty Services, Epsilon Marketing Services, Private Label Services and Private Label Credit. Loyalty Services includes the Company’s Canadian AIR MILES® Reward Program. Epsilon Marketing Services provides integrated direct marketing solutions that combine database marketing technology and analytics with a broad range of direct marketing services, including email marketing campaigns. Private Label Credit provides private label retail card receivables financing. Private Label Credit generally securitizes the credit card receivables that it underwrites from its private label retail card programs. Private Label Services encompasses card processing, billing and payment processing and customer care and collections services for private label retailers.

For purposes of comparability, certain prior period amounts have been reclassified to conform to the current year presentation. Such reclassifications have no impact on previously reported net income. The Company’s financial statements have been presented with our merchant and utility services businesses as discontinued operations. All historical statements have been restated to conform to this presentation.

2. PROPOSED MERGER

On May 17, 2007, the Company entered into an Agreement and Plan of Merger by and among the Company, Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc., “Parent”) and Aladdin Merger Sub, Inc. (“Merger Sub” and together with Parent, the “Blackstone Entities”) (the “Merger Agreement”), pursuant to which the Company was to be acquired by affiliates of The Blackstone Group L.P. (the “Merger”).

On January 25, 2008, Parent informed the Company in a written notice that it did not anticipate the condition to closing the Merger relating to obtaining approvals from the Office of the Comptroller of the Currency would be satisfied.

On January 30, 2008, the Company filed a lawsuit against the Blackstone Entities in the Delaware Court of Chancery, seeking specific performance to compel the Blackstone Entities to comply with their obligations under the Merger Agreement, including their covenants to obtain required regulatory approvals and to consummate the Merger. On February 8, 2008, the Company filed a motion to dismiss this lawsuit without prejudice in response to the Blackstone Entities’ confirmation of their commitment to work to consummate the Merger.

On March 17, 2008, the Company notified the Blackstone Entities that they were in breach of the Merger Agreement and demanded that the Blackstone Entities cure the breaches including, among other things, obtaining required regulatory approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

On April 18, 2008, Parent repudiated the Merger Agreement by sending the Company a notice purporting to terminate the contract. The notice of termination was ineffective because the Merger Agreement cannot be terminated under the relevant termination provision by a party that is in breach. Subsequently, on April 18, 2008, the Company terminated the Merger Agreement because of the Blackstone Entities’ repudiation and their refusal to timely cure their breaches and perform their covenants and agreements, thereby causing specified closing conditions not to be satisfied.

Pursuant to the Merger Agreement, if the Company terminates the Merger Agreement as a result of Parent or Merger Sub’s breach or failure to perform that causes specified closing conditions not to be satisfied, Parent is required to pay, or cause to be paid, to the Company a fee of $170.0 million (the “Business Interruption Fee”). Blackstone Capital Partners V L.P. (“BCP V”) provided a limited guarantee pursuant to which, among other things, BCP V guarantees payment of the Business Interruption Fee and up to $3.0 million of other amounts for which the Blackstone Entities are liable under the Merger Agreement. The Company has demanded that Parent pay the Business Interruption Fee, and commenced litigation on April 18, 2008 seeking full and timely payment of this fee by BCP V, as guarantor of the fee, in the New York State Supreme Court.

On April 21, 2008, the Blackstone Entities filed an action for declaratory judgment in the Delaware Court of Chancery against Alliance Data seeking an order declaring that, among other things, the Blackstone Entities are not in breach of the Merger Agreement and that they are not obligated to pay the Business Interruption Fee.

For the year ended December 31, 2007, the Company has recorded merger costs of approximately $12.3 million consisting of investment banking, legal, accounting and other costs associated with the Merger.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of ADSC and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Due from Card Associations and Merchant Settlement Obligations—Due from card associations and merchant settlement obligations result from the Company’s merchant services and associated settlement activities. Due from card associations is generated from credit and debit card transactions, such as MasterCard, Visa, American Express, and Discover Card at merchant locations. The Company records corresponding settlement obligations for amounts payable to merchants. These accounts are settled with the respective card association or merchant on different days.

Seller’s Interest and Credit Card Receivables—The majority of our credit card receivables are securitized immediately or shortly after origination. As part of its securitization agreements, the Company is required to retain an interest in the credit card receivables, which is referred to as seller’s interest. Seller’s interest is carried at fair value and credit card receivables are carried at lower of cost or market less an allowance for doubtful accounts. In its capacity as a servicer of the credit card receivables, the Company receives a servicing fee from the World Financial Network Credit Card Master Trust, World Financial Network Credit Card Master Note Trust and World Financial Network Credit Card Master Trust III (collectively the “WFN Trusts”). The Company believes that servicing fees received represent adequate compensation based on the amount currently demanded by the marketplace. Additionally, these fees are the same as would fairly compensate a substitute servicer should one be required and, thus, the Company records neither a servicing asset nor servicing liability.

Allowance for Doubtful Accounts—The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in its customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs.

Redemption Settlement Assets, Restricted—These securities relate to the redemption fund for the AIR MILES Reward Program and are subject to a security interest which is held in trust for the benefit of funding redemptions by collectors. These assets are restricted to funding rewards for the collectors by certain of our sponsor contracts. These securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income. Debt securities that the Company does not have the positive intent and ability to hold to maturity are classified as securities available-for-sale.

Property and Equipment—Furniture, fixtures, computer equipment and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization, including capital leases, are computed on a straight-line basis, using estimated lives ranging from three to 15 years. Leasehold improvements are amortized over the remaining lives of the respective leases or the remaining useful lives of the improvements, whichever is shorter. Software development (costs to create new platforms for certain of the Company’s information systems) and conversion costs (systems, programming and other related costs to allow conversion of new client accounts to the Company’s processing systems) are capitalized in accordance with Statement of Position (“SOP”) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and are amortized on a straight-line basis over the length of the associated contract or benefit period, which generally ranges from three to five years.

Goodwill and Other Intangible Assets—Goodwill and indefinite lived intangible assets are not amortized, but are reviewed at least annually for impairment or more frequently if circumstances indicate that an impairment may have occurred, using the market comparable and discounted cash flow methods. Separable intangible assets that have finite useful lives are amortized over those useful lives.

The Company also defers costs related to the acquisition or licensing of data for the Company’s proprietary databases which are used in providing data products and services to customers. These costs are amortized over the useful life of the data, which is from one to five years.

Revenue Recognition—The Company’s policy follows the guidance from SEC Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition”. SAB No. 104 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company recognizes revenues when persuasive evidence of an arrangement exists, the services have been provided to the client, the sales price is fixed or determinable, and collectibility is reasonably assured.

Transaction—The Company earns transaction fees, which are principally based on the number of transactions processed or statements generated and are recognized as such services are performed. Included are reimbursements received for “out-of-pocket” expenses.

Database marketing fees and direct marketing services—For maintenance and service programs, revenue is recognized as services are provided. Revenue associated with a new database build is deferred until client acceptance. Upon acceptance, it is then recognized over the term of the related agreement as the services are provided. Revenues from the licensing of data are recognized upon delivery of the data to the customer in circumstances where no update or other obligations exist. Revenue from the licensing of data in which the Company is obligated to provide future updates is recognized on a straight-line basis over the license term.

AIR MILES Reward Program—The Company allocates the proceeds received from sponsors for the issuance of AIR MILES reward miles based on relative fair values between the redemption element of the award ultimately provided to the collector (the “Redemption element”) and the service element (the “Service element”). The Service element consists of direct marketing and support services provided to sponsors.

The fair value of the Service element is based on the estimated fair value of providing the services on a third-party basis. The revenue related to the Service element of the AIR MILES reward miles is initially deferred and amortized over the period of time beginning with the issuance of the AIR MILES reward miles and ending upon their expected redemption (the estimated life of an AIR MILES reward mile, or 42 months). Revenue associated with the Service element is recorded as part of transaction revenue.

The fair value of the Redemption element of the AIR MILES reward miles issued is determined based on separate pricing offered by the Company as well as other objective evidence. The revenue related to the Redemption element is deferred until the collector redeems the AIR MILES reward miles or over the estimated life of an AIR MILES reward mile in the case of AIR MILES reward miles that the Company estimates will go unused by the collector base (“breakage”). The Company currently estimates breakage to be one-third of AIR MILES reward miles issued. There have been no changes to management’s estimate of the life of an AIR MILES reward mile or breakage in the periods presented.

Securitization income—Securitization income represents gains and losses on securitization of credit card receivables and interest income on seller’s interest and credit card receivables held on the balance sheet less a provision for doubtful accounts of $35.8 million, $33.8 million, and $20.9 million for the years ended December 31, 2007, 2006, and 2005, respectively. During 2006, the Company recognized $2.7 million in gains, related to the securitization of new credit card receivables accounted for as sales. No amounts were recognized during 2007 or 2005. The Company records gains or losses on the securitization of credit card receivables on the date of sale based on cash received, the estimated fair value of assets sold and retained, and liabilities incurred in the sale. The anticipated excess cash flow essentially represents an interest-only (“I/O”) strip, consisting of the excess of finance charges and certain other fees over the sum of the return paid to certificate holders and credit losses over the estimated outstanding period of the receivables. The amount initially allocated to the I/O strip at the date of a securitization reflects the allocated original basis of the relative fair values of those interests. The amount recorded for the I/O strip is reduced for distributions on the I/O strip, which the Company receives from the related trust, fair value gains or losses on interest-only strip, which are recorded through earnings, and is adjusted for mark to market adjustments to the fair value of the I/O strip, which are reflected in other comprehensive income. Because there is not a highly liquid market for these assets, management estimates the fair value of the I/O strip primarily based upon discount, payment and default rates, which is the method we assume that another market participant would use to purchase the I/O strip.

In recording and accounting for the I/O strip, management makes assumptions about rates of payments and defaults, which reflect economic and other relevant conditions that affect fair value. Due to subsequent changes in economic and other relevant conditions, the actual rates of payments and defaults would generally differ from our initial estimates, and these differences could sometimes be material. If actual payment and default rates are higher than previously assumed, the value of the I/O strip could be permanently impaired and the decline in the fair value would be recorded in earnings.

The Company recognizes the implicit forward contract to sell new receivables during a revolving period at its fair value at the time of sale. The implicit forward contract is entered into at the market rate and thus, its initial measure is zero at inception. In addition, the Company does not mark the forward contract to fair value in accounting periods following the securitization as management has concluded that the fair value of the implicit forward contract in subsequent periods is not material.

Finance charges, net—Finance charges, net of credit losses, represents revenue earned on customer accounts serviced by the Company, and is recognized in the period in which it is earned.

Securitization Sales—The Company’s securitization of its credit card receivables involves the sale to a trust and is accomplished primarily through the public and private issuance of asset-backed securities by the special purpose entities. The Company removes credit card receivables from its Consolidated Balance Sheets for those asset securitizations that qualify as sales in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities-a replacement of FASB Statement No. 125”. The Company has determined that the WFN Trusts are qualifying special purpose entities as defined by SFAS No. 140, and that all current securitizations qualify as sales.

Taxes assessed on revenue-producing transactions described above are presented on a net basis, and are excluded from revenues.

Earnings Per Share—Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and potentially dilutive common shares (dilutive stock options, unvested restricted stock and other dilutive securities outstanding during the year).

The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)
Numerator
Income from continuing operations	$214,441	$206,397	$146,628
Loss from discontinued operations	(50,380)	(16,792)	(7,883)

Net income	$164,061	$189,605	$138,745

Denominator
Weighted average shares, basic	78,403	79,735	82,208
Weighted average effect of dilutive securities:
Net effect of dilutive stock options and unvested restricted stock	2,408	1,951	2,429

Denominator for diluted calculation	80,811	81,686	84,637

Basic (per share):
Income from continuing operations	$2.74	$2.59	$1.78
Loss from discontinued operations	$(0.65)	$(0.21)	$(0.09)

Net income	$2.09	$2.38	$1.69

Diluted (per share):
Income from continuing operations	$2.65	$2.53	$1.73
Loss from discontinued operations	$(0.62)	$(0.21)	$(0.09)

Net income	$2.03	$2.32	$1.64

Currency Translation—The assets and liabilities of the Company’s subsidiaries outside the U.S., primarily Canada, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income.

Leases—Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement.

Advertising Costs—The Company participates in various advertising and marketing programs. The cost of advertising and marketing programs is expensed in the period incurred. The Company has recognized advertising expenses of $82.6 million, $75.9 million and $38.3 million for the years ended 2007, 2006 and 2005, respectively. Additionally, $0.9 million, $0.8 million, and $1.3 million in advertising costs were incurred by our merchant services and utility services businesses in 2007, 2006, and 2005, respectively. Those amounts have been included in our loss from discontinued operations.

Stock Compensation Expense—Effective January 1, 2006, the Company adopted the provisions of, and accounted for stock-based compensation in accordance with, Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) which supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to

Employees” (“APB No. 25”). Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized ratably over the requisite service period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation expense estimated for the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) pro forma disclosures, adjusted for forfeitures.

The following table sets forth the pro forma amounts of net income and net income per share, for the year ended December 31, 2005 that would have resulted if the Company had accounted for the stock-based awards under the fair value recognition provisions of SFAS No. 123:

Year Ended December 31, 2005
(In thousands, except per share amounts)
Net income, as reported	$138,745
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	8,839
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock option awards, net of related tax effects	(22,849)

$124,735

Net income per share:
Basic-as reported	$1.69
Basic-pro forma	$1.52
Diluted-as reported	$1.64
Diluted-pro forma	$1.47

Management Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards—In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a new definition of fair value as well as a fair value hierarchy that prioritizes the information used to develop the assumptions, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. The standard is effective for fiscal years beginning after November 15, 2007. In December 2007, the FASB proposed a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157. The Company is currently in the process of evaluating the effect that the adoption of SFAS No. 157 will have on its consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “Establishing the Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”), to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. The Company is currently in the process of evaluating the effect that the adoption of SFAS No. 159 will have on its consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007) (“SFAS No. 141R”), “Business Combinations” and Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Both statements are required to be adopted for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact that SFAS No. 141R and SFAS No. 160 will have on its consolidated financial statements.

4. DISCONTINUED OPERATIONS

In March 2008, the Company determined that its merchant and utility services’ businesses were not aligned with the Company’s long-term strategy and committed to a plan of disposition. Management is exploring the potential sale of each of these businesses. It is expected that these dispositions would each be completed within the next twelve months. On May 2, 2008, the Company entered into an agreement with Heartland Payment Systems, Inc. to sell the merchant services business for approximately $77.5 million. The sale is expected to be completed in the second quarter of 2008.

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” these businesses have been reported as discontinued operations in our consolidated financial statements. The results of operations for all periods presented have been reclassified to reflect these businesses as discontinued operations.

The assets and liabilities of the discontinued operations are presented in the consolidated balance sheets under the captions “Assets held for sale” and “Liabilities held for sale.” The underlying assets and liabilities of the discontinued operations for the periods presented are as follows:

	December 31,
	2007	2006
	(In thousands)
Assets
Cash and cash equivalents	$46,630	$36,741
Due from card associations	21,456	108,671
Trade receivables	78,410	70,246
Other assets	15,016	18,213
Property and equipment, net	56,030	90,547
Intangible assets, net	20,493	40,085
Goodwill	49,575	47,612

Assets held for sale	$287,610	$412,115

Liabilities
Accounts payable	$933	$408
Accrued expenses	21,892	20,957
Merchant settlement obligation	216,560	188,336
Capital lease obligations	2,455	3,758
Other liabilities	12,920	27,054

Liabilities held for sale	$254,760	$240,513

	2007	2006	2005
	(In thousands)
Revenues	$329,031	$348,192	$319,956
Loss before benefit for income taxes	(77,092)	(26,388)	(10,820)
Benefit from income taxes	(26,712)	(9,596)	(2,937)

Loss from discontinued operations	$(50,380)	$(16,792)	$(7,883)

During the third quarter of 2007, the Company reviewed one of the customer relationships in its utility services division and determined that certain long-lived assets, including internally developed software, certain customer relationship assets, and other assets, had been impaired. The Company recognized approximately $40.0 million as an impairment charge. Additionally, in March 2008, based on the estimated enterprise value of the businesses we recorded a pre-tax impairment charge of $15.0 million.

5. ACQUISITIONS AND DISPOSITIONS

During the past three years the Company completed the following acquisitions:

Business	Month Acquired	Consideration	Segment
2007:

Abacus.	February 2007	Cash for Assets and Common Stock	Epsilon Marketing Services

2006:

iCOM Information & Communications, Inc.	February 2006	Cash for Assets and Common Stock	Loyalty Services

DoubleClick Email Solutions	April 2006	Cash for Assets and Common Stock	Epsilon Marketing Services

Big Designs, Inc.	August 2006	Cash for Assets	Epsilon Marketing Services

CPC Associates, Inc.	October 2006	Cash for Common Stock	Epsilon Marketing Services

2005:

Atrana Solutions, Inc.	May 2005	Cash for Common Stock	Merchant Services

Bigfoot Interactive, Inc.	September 2005	Cash for Equity	Epsilon Marketing Services

2007 Acquisitions:

On February 1, 2007, the Company completed the acquisition of Abacus, a division of DoubleClick Inc. Abacus is a leading provider of data, data management and analytical services for the retail and catalog industry, as well as other sectors. The Abacus acquisition complements, expands and strengthens the Company’s core database marketing offerings and provides additional scale to its data services, strategic database services and analytics offerings.

The acquisition of Abacus included specified assets of DoubleClick’s data division (“Purchased Assets”) and all of the outstanding equity interests of four DoubleClick entities. The consideration consisted of approximately $435.0 million plus other incremental costs as defined in the agreement for a total of approximately $439.3 million.

The results of operations for Abacus have been included since the date of acquisition and are reflected in our Epsilon Marketing Services segment. The goodwill resulting from the acquisition of the Purchased Assets will be deductible for tax purposes.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Abacus acquisition as of the date of purchase.

As of February 1, 2007
(In thousands)
Current assets	$22,863
Property, plant and equipment	13,844
Capitalized software	19,200
Identifiable intangible assets	169,760
Goodwill	222,935

Total assets acquired	448,602

Current liabilities	9,325

Total liabilities assumed	9,325

Net assets acquired	$439,277

The following unaudited pro forma results of operations of the Company are presented as if the Abacus acquisition was completed as of the beginning of the periods being presented. The following unaudited pro forma financial information is not necessarily indicative of the actual results of operations that the Company would have experienced assuming the acquisition had been completed as of January 1, 2007 or 2006, respectively.

	Year Ended December 31,
	2007	2006
	(In thousands, except per share amounts)
Revenues	$1,970,807	$1,765,397
Net income	$162,354	$181,057
Basic net income per share	$2.07	$2.27
Diluted net income per share	$2.01	$2.22

In September 2007, the Company entered into a stock purchase agreement with Excentus Corporation, and purchased preferred shares of stock for an initial purchase price of $5.0 million. In December 2007, the Company exercised its option and purchased additional shares for $3.0 million. The Company has accounted for this investment on a cost basis and the investment is included in other non-current assets on its consolidated balance sheet.

2007 Dispositions:

On November 7, 2007, the Company sold ADS MB Corporation, which operated its mail services business and is included in Corporate/Other. The Company received total proceeds of $12.3 million and recognized a pre-tax loss of approximately $16.0 million.

2006 Acquisitions:

In February 2006, the Company acquired Toronto-based iCOM Information & Communications, Inc. (“iCOM”), a leading provider of targeted list, marketing data and communications solutions for the pharmaceutical, tobacco and fast moving consumer goods industries in North America. Total consideration paid was approximately $36.1 million as of the closing date, including acquisition costs. As a result of this acquisition, the Company acquired $10.8 million of customer contracts, $2.3 million of capitalized software, $13.2 million of net assets and $9.8 million of goodwill. The results of operations for iCOM have been included since the date of acquisition and are reflected in the Company’s Loyalty Services segment.

In April 2006, the Company acquired DoubleClick Email Solutions, a permission-based email marketing service provider, with operations across North America, Europe and Asia/Pacific. Total consideration paid was approximately $91.1 million, including acquisition costs. As a result of this acquisition, the Company acquired approximately $26.8 million of customer contracts, $2.3 million of capitalized software, $0.4 million associated with a non-compete agreement, $6.0 million of net assets and $55.6 million of goodwill. An independent valuation was conducted to assign a fair market value to the intangible assets identified as part of the acquisition. The results of operations for DoubleClick Email Solutions have been included since the date of acquisition and are reflected in our Epsilon Marketing Services segment.

In August 2006, the Company acquired Big Designs, a design agency that specializes in creative development for both print and on-line media. Total consideration paid was approximately $5.0 million. As a result of this acquisition, the Company acquired approximately $0.7 million of customer contracts, $0.5 million associated with a non-compete agreement, $0.1 million of net assets and $3.7 million of goodwill. The results of operations for Big Designs have been included since the date of acquisition and are reflected in our Epsilon Marketing Services segment.

In October 2006, the Company acquired CPC Associates, Inc. (“CPC”), a provider of data products and services used to increase effectiveness of direct-response marketing programs for a variety of business sectors. Total consideration paid was approximately $72.5 million, including acquisition costs. As a result of this acquisition, the Company acquired approximately $16.8 million of customer contracts, $0.7 million of purchased software, $0.6 million in tradenames, $1.6 million of net assets and $52.9 million of goodwill. An independent valuation was conducted to assign a fair market value to the intangible assets identified as part of the acquisition. The results of operations for CPC have been included since the date of acquisition and are reflected in the Company’s Epsilon Marketing Services segment.

Pro forma information has not been included for these acquisitions, as the impact is not material.

2005 Acquisitions:

In May 2005, the Company acquired the stock of Atrana Solutions Inc., a provider of point-of-sale database marketing services. Total consideration paid was approximately $13.1 million. The acquisition was integrated into our merchant services business. The results of operations for Atrana have been included since the date of acquisition and are reflected in the Company’s discontinued operations.

In September, 2005, the Company acquired Bigfoot Interactive Inc., (“Epsilon Interactive”), a leading full-service provider of strategic ROI-focused email communications and marketing automation solutions. Total consideration paid was approximately $133.5 million. The results of operations for Epsilon Interactive have been included since the date of acquisition and are reflected in the Company’s Epsilon Marketing Services segment.

Pro forma information has not been included for these acquisitions as the impact is not material.

Purchase Price Allocation:

The following table summarizes the purchase price for the acquisitions, and the allocation thereof:

	2007	2006	2005
	(In thousands)
Identifiable intangible assets	$169,760	$56,610	$31,284
Capitalized software	19,200	5,275	4,942
Goodwill	222,935	122,003	110,589
Other net assets (liabilities)	27,382	20,880	(251)

Purchase price	$439,277	$204,768	$146,564

6. REDEMPTION SETTLEMENT ASSETS

Redemption settlement assets consist of cash and cash equivalents and securities available-for-sale and are designated for settling redemptions by collectors of the AIR MILES Reward Program in Canada under certain contractual relationships with sponsors of the AIR MILES Reward Program. These assets are primarily denominated in Canadian dollars. Realized gains and losses from the sale of investment securities were not material. The principal components of redemption settlement assets, which are carried at fair value, are as follows:

	December 31, 2007				December 31, 2006
	Unrealized				Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
	(In thousands)
Cash and cash equivalents	$54,604	$—	$—	$54,604	$21,583	$—	$—	$21,583
Government bonds	63,674	93	(169)	63,598	53,017	109	(159)	52,967
Corporate bonds	200,120	402	(1,671)	198,851	186,262	767	(622)	186,407

Total	$318,398	$495	$(1,840)	$317,053	$260,862	$876	$(781)	$260,957

In accordance with FASB Staff Position FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, the following table shows the gross unrealized losses and fair value for those investments that were in an unrealized loss position as of December 31, 2007 and 2006, aggregated by investment category and the length of time that individual securities have been in a continuous loss position:

	Less than 12 months		December 31, 2007 12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Government bonds	$19,884	$(92)	$23,717	$(77)	$43,601	$(169)
Corporate bonds	62,360	(881)	100,398	(790)	162,758	(1,671)

Total	$82,244	$(973)	$124,115	$(867)	$206,359	$(1,840)

	Less than 12 months		December 31, 2006 12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Government bonds	$3,465	$(13)	$23,582	$(146)	$27,047	$(159)
Corporate bonds	39,942	(151)	78,298	(471)	118,240	(622)

Total	$43,407	$(164)	$101,880	$(617)	$145,287	$(781)

Market values were determined for each individual security in the investment portfolio. When evaluating the investments for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the Issuer, and the Company’s ability and intent to hold the investment for a period of time, which may be sufficient for anticipated recovery in market value. The unrealized losses on the Company’s investments during 2007 in government and corporate bond securities were caused primarily by changes in interest rates. The Company typically invests in highly-rated securities with low probabilities of default. The Company also has the ability to hold the investments until maturity. As of December 31, 2007, the Company does not consider the investments to be other-than-temporarily impaired.

The net carrying value and estimated fair value of the securities at December 31, 2007 by contractual maturity are as follows:

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$138,515	$138,208
Due after one year through five years	179,883	178,845
Due after five years through ten years	—	—
Due after ten years	—	—

Total	$318,398	$317,053

7. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2007	2006
	(In thousands)
Software development and conversion costs	$107,334	$83,898
Computer equipment and purchased software	115,472	105,754
Furniture and fixtures	65,272	72,673
Leasehold improvements	69,927	57,558
Capital leases	50,236	26,201
Construction in progress	11,182	10,589

Total	419,423	356,673
Accumulated depreciation	(226,664)	(238,893)

Property and equipment, net	$192,759	$117,780

Depreciation expense totaled $51.7 million; $41.1 million and $30.4 million for the years ended December 31, 2007, 2006, and 2005, respectively, and includes amortization of capital leases. Amortization associated with capitalized software development and conversion costs totaled $13.9 million, $11.1 million and $11.9 million for the years ended December 31, 2007, 2006, and 2005, respectively.

8. SECURITIZATION OF CREDIT CARD RECEIVABLES

The Company regularly securitizes its credit card receivables to the WFN Trusts. During the initial phase of a securitization reinvestment period, the Company generally retains principal collections in exchange for the transfer of additional credit card receivables into the securitized pool of assets. During the amortization or accumulation period of a securitization, the investors’ share of principal collections (in certain cases, up to a maximum specified amount each month) is either distributed to the investors or held in an account until it accumulates to the total amount due, at which time it is paid to the investors in a lump sum. The Company’s outstanding securitizations are scheduled to begin their amortization or accumulation periods at various times between 2008 and 2012 and thereafter.

The following table shows the maturities of borrowing commitments as of December 31, 2007 for the WFN Trusts by year:

	2008	2009	2010	2011	2012 & Thereafter	Total
	(In thousands)
Public notes	$600,000	$500,000	$—	$450,000	$500,000	$2,050,000
Private conduits(1)	2,085,714	—	—	—	—	2,085,714

Total	$2,685,714	$500,000	$—	$450,000	$500,000	$4,135,714

(1)	Represents borrowing capacity, not outstanding borrowings. In the fourth quarter of 2007, we renewed and amended $1,085.7 million of our $2,085.7 million private conduits under similar terms.

Seller’s interest and credit card receivables, less allowance for doubtful accounts consists of:

	December 31,
	2007	2006
	(In thousands)
Seller’s interest	$217,054	$253,170
Credit card receivables	451,862	338,864
Other receivables	22,244	23,274
Allowance	(38,726)	(45,919)

	$652,434	$569,389

Due from securitizations consists of:

	December 31,
	2007	2006
	(In thousands)
Spread deposits	$125,624	$128,787
I/O strips	154,735	110,060
Residual interest in securitization trust	69,189	82,110
Excess funding deposits	29,720	4,500

	$379,268	$325,457

The Company is required to maintain minimum interests ranging from 4% to 10% of the securitized credit card receivables. This requirement is met through seller’s interest and is supplemented through the excess funding deposits. Excess funding deposits represent cash amounts deposited with the trustee of the securitizations. Residual interest in securitization represents a subordinated interest in the cash flows of the WFN Trusts.

The spread deposits and I/O strips are initially recorded at their allocated carrying amount based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows, using the dates that such cash flows are expected to be released to the Company, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including payment rates, delinquency, default and loss assumptions. I/O strips, seller’s interest and other interests retained are periodically evaluated for impairment based on the fair value of those assets.

Fair values of I/O strips and other interests retained are based on a review of actual cash flows and on the factors that affect the amounts and timing of the cash flows from each of the underlying credit card receivable pools. Based on this analysis, assumptions are validated or revised as deemed necessary, the amounts and the timing of anticipated cash flows are estimated and fair value is determined. The Company has one collateral type, private label retail card receivables.

At December 31, 2007, key economic assumptions and the sensitivity of the current fair value of residual cash flows to an immediate 10% and 20% adverse changes in the assumptions are as follows:

	Assumptions	Impact on Fair Value of 10% Change	Impact on Fair Value of 20% Change
	(In thousands)
Fair value of I/O strip	$154,735
Weighted average life	8.5 months
Discount rate	10.5%	$(477)	$(949)
Expected yield, net of dilution	18.8%	(32,235)	(64,467)
Interest expense	4.8%	(2,197)	(4,394)
Net charge-offs rate	6.7%	(8,471)	(16,669)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in an assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

Spread deposits, carried at estimated fair value, represent deposits that are held by a trustee or agent and are used to absorb shortfalls in the available net cash flows related to securitized credit card receivables if those available net cash flows are insufficient to satisfy certain obligations of the WFN Trusts. The fair value of spread deposits is based on the weighted average life of the underlying securities and the discount rate. The discount rate is based on a risk adjusted rate paid on the series. The amount required to be deposited is approximately 3.8% of the investor’s interest in the WFN Trusts. Spread deposits are generally released proportionately as investors are repaid, although some spread deposits are released only when investors have been paid in full. None of these spread deposits were required to be used to cover losses on securitized credit card receivables in the three-year period ended December 31, 2007.

The table below summarizes certain cash flows received from and paid to securitization trusts:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Proceeds from collections reinvested in previous credit card securitizations	$6,851.5	$7,341.4	$7,192.8
Proceeds from new securitizations	600.0	500.0	—
Servicing fees received	68.5	64.1	59.4
Other cash flows received on retained interests	516.0	505.8	349.5

The tables below present quantitative information about the components of total credit card receivables managed, delinquencies and net charge-offs:

	December 31,
	2007	2006
	(In millions)
Total credit card receivables managed	$4,157.3	$4,171.3
Less credit card receivables securitized	3,705.4	3,832.4

Credit card receivables	$451.9	$338.9

Principal amount of managed credit card receivables 90 days or more past due	$101.9	$88.1

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Net managed charge-offs	$227,393	$180,449	$207,397

9. INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of the following:

	December 31, 2007			Amortization Life and Method
	Gross Assets	Accumulated Amortization	Net
	(In thousands)
Finite Lived Assets
Customer contracts and lists	$186,428	$(71,330)	$115,098	5-10 years—straight line
Premium on purchased credit card portfolios	70,664	(29,203)	41,461	5-10 years—straight line, accelerated
Collector database	71,358	(56,093)	15,265	30 years—15% declining balance
Customer database	161,713	(20,096)	141,617	4 -10 years—straight line
Noncompete agreements	2,160	(1,308)	852	2-5 years—straight line
Favorable lease	1,000	(614)	386	4 years—straight line
Tradenames	11,262	(1,154)	10,108	4 -10 years—straight line
Purchased data lists	8,656	(2,391)	6,265	1-5 years—accelerated basis, straight line

	$513,241	$(182,189)	$331,052
Indefinite Lived Assets
Tradenames	12,350	—	12,350	Indefinite life

Total intangible assets	$525,591	$(182,189)	$343,402

	December 31, 2006			Amortization Life and Method
	Gross Assets	Accumulated Amortization	Net
	(In thousands)
Finite Lived Assets
Customer contracts and lists	$186,428	$(45,727)	$140,701	2-10 years—straight line
Premium on purchased credit card portfolios	72,108	(21,861)	50,247	5-10 years—straight line, accelerated
Collector database	60,067	(44,916)	15,151	30 years—15% declining balance
Customer databases	2,900	(181)	2,719	4 years—straight line
Noncompete agreements	1,800	(458)	1,342	2-5 years—straight line
Favorable lease	1,000	(341)	659	4 years—straight line
Tradenames	550	(34)	516	4 years—straight line
Purchased data lists	449	(285)	164	1 year—accelerated basis

	$325,302	$(113,803)	$211,499
Indefinite Lived Assets
Tradenames	12,350	—	12,350	Indefinite life

Total intangible assets	$337,652	$(113,803)	$223,849

As a result of the Abacus acquisition in 2007, the Company acquired $158.7 million of customer relationships and related databases with a weighted average life of approximately nine years, tradenames of $10.7 million with a weighted average life of 10 years and non-compete agreements of $0.4 million with a weighted average life of one and a half years.

Amortization expense related to the intangible assets was approximately $61.5 million, $37.3 million and $21.2 million for the years ended December 31, 2007, 2006, and 2005, respectively.

The estimated amortization expense related to intangible assets for the next five years is as follows:

For Years Ending December 31,
(In thousands)
2008	$58,202
2009	55,076
2010	52,740
2011	40,948
2012	35,577
2013 & thereafter	88,509

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 respectively, are as follows:

	Loyalty Services	Epsilon Marketing Services	Private Label Services	Private Label Credit	Other	Total
	(In thousands)
December 31, 2005	$200,441	$347,148	$261,732	$—	$1,065	$810,386
Goodwill acquired during year	9,834	112,169	—	—	—	122,003
Effects of foreign currency translation	(396)	27	—	—	—	(369)
Other, primarily final purchase price adjustments	1,514	(11,174)	—	—	—	(9,660)

December 31, 2006	211,393	448,170	261,732	—	1,065	922,360
Goodwill acquired during year	—	222,935	—	—	—	222,935
Effects of foreign currency translation	37,603	851	—	—	—	38,454
Goodwill written off in connection with the sale of a portion of a reporting unit	—	—	—	—	(1,065)	(1,065)
Other, primarily final purchase price adjustments	—	3,089	—	—	—	3,089

December 31, 2007	$248,996	$675,045	$261,732	$—	$—	$1,185,773

The Company completed annual impairment tests for goodwill on July 31, 2007, 2006, and 2005 and determined at each date that no impairment exists. No further testing of goodwill impairments will be performed until July 31, 2008, unless circumstances exist that indicates that an impairment may have occurred.

10. ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2007	2006
	(In thousands)
Accrued payroll and benefits	$102,064	$88,055
Accrued taxes	26,192	42,116
Accrued other liabilities	77,963	50,775

Accrued liabilities	$206,219	$180,946

11. DEFERRED REVENUE

A reconciliation of deferred revenue for the AIR MILES Reward Program is as follows:

	Deferred Revenue
	Service	Redemption	Total
	(In thousands)
December 31, 2005	$184,899	$425,634	$610,533
Cash proceeds	123,204	242,359	365,563
Revenue recognized	(103,485)	(217,354)	(320,839)
Other	—	(1,361)	(1,361)
Effects of foreign currency translation	(901)	(1,489)	(2,390)

December 31, 2006	203,717	447,789	651,506
Cash proceeds	150,731	278,751	429,482
Revenue recognized	(122,863)	(256,733)	(379,596)
Other	—	168	168
Effects of foreign currency translation	40,732	86,056	126,788

December 31, 2007	$272,317	$556,031	$828,348

12. DEBT

Debt consists of the following:

	December 31,
	2007	2006
	(In thousands)
Certificates of deposit	$370,400	$299,000
Senior notes	500,000	500,000
Bridge loan	300,000	—
Credit facility	121,000	225,000
Capital lease obligations	36,650	16,618

	1,328,050	1,040,618
Less: current portion	(683,989)	(300,993)

Long-term portion	$644,061	$739,625

Certificates of Deposit

Terms of the certificates of deposit range from three months to 24 months with annual interest rates ranging from 5.0% to 5.7% at December 31, 2007 and 4.3% to 6.0% at December 31, 2006. Interest is paid monthly and at maturity.

Credit Facility

As of December 31, 2007, the Company maintained a consolidated credit agreement that provides for a $540.0 million revolving credit facility with a U.S. $50.0 million sublimit for Canadian dollar borrowings and a $50.0 million sublimit for swing line loans (the “consolidated credit facility”). At December 31, 2007, borrowings under the consolidated credit facility were $121.0 million and had a weighted average interest rate of 7.1%.

Additionally, the consolidated credit facility includes an accordion feature of up to $210.0 million in the aggregate allowing for future incremental borrowings, subject to certain conditions. The consolidated credit facility is unsecured. Each of ADS Alliance Data Systems, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC and Epsilon Data Management, LLC are guarantors under the consolidated credit facility. On March 30, 2007, the Company amended the consolidated credit facility to extend the lending commitments that were scheduled to terminate on September 29, 2011 to March 30, 2012. In addition, the amendment adjusts the Senior Leverage Ratio applicable to the various levels set forth in the consolidated credit facility and the margin applicable to Eurodollar loans to those reflected below.

Advances under the consolidated credit facility are in the form of either base rate loans or eurodollar loans and may be denominated in U.S. dollars or Canadian dollars. The interest rate for base rate loans denominated in U.S. dollars fluctuates and is equal to the higher of (1) the Bank of Montreal’s prime rate and (2) the Federal funds rate plus 0.5%, in either case with no additional margin. The interest rate for base rate loans denominated in Canadian dollars fluctuates and is equal to the higher of (1) the Bank of Montreal’s prime rate for Canadian dollar loans and (2) the CDOR rate plus 1%, in either case with no additional margin. The interest rate for eurodollar loans denominated in U.S. or Canadian dollars fluctuates based on the rate at which deposits of U.S. dollars or Canadian dollars, respectively, in the London interbank market are quoted plus a margin of 0.4% to 0.8% based upon the Company’s Senior Leverage Ratio as defined in the consolidated credit facility. Among other fees, the Company pays a facility fee of 0.1% to 0.2% per annum (due quarterly) on the aggregate commitments under the consolidated credit facility, whether used or unused, based upon the Company’s Senior Leverage Ratio as defined in the consolidated credit facility. The Company will also pay fees with respect to any letters of credit issued under the consolidated credit facility.

The consolidated credit facility includes usual and customary negative covenants for credit agreements of this type, including, but not limited to, restrictions on the Company’s ability, and in certain instances, its subsidiaries’ ability, to consolidate or merge; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends and repurchase stock; and make investments. The negative covenants are subject to certain exceptions, as specified in the consolidated credit facility. The consolidated credit facility also requires the Company to satisfy certain financial covenants, including maximum ratios of Total Capitalization and Senior Leverage as determined in accordance with the consolidated credit facility and a minimum ratio of Consolidated Operating EBITDA to Consolidated Interest Expense as determined in accordance with the consolidated credit facility.

The consolidated credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees. As of December 31, 2007, the Company was in compliance with its covenants under the consolidated credit facility.

Bridge Loan

On January 24, 2007, the Company entered into a credit facility, (the “bridge loan”) which provides for loans up to $400.0 million. At the closing of the bridge loan, the Company borrowed $300.0 million for general corporate purposes including the repayment of debt and the financing of permitted acquisitions. The bridge loan included an uncommitted accordion feature of up to $100.0 million allowing for future borrowings, subject to certain conditions. The bridge loan is unsecured. Each of ADS Alliance Data Systems, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC and Epsilon Data Management, LLC are guarantors under the bridge loan. At December 31, 2007, borrowings under the bridge loan were $300.0 million at a weighted average interest rate of 7.3%.

On July 6, 2007, the Company entered into a first amendment to the bridge loan to extend the maturity date from July 24, 2007 to December 31, 2007. On December 21, 2007, the Company entered into a second amendment to the bridge loan which extended the maturity date from December 31, 2007 to March 31, 2008 and eliminated the uncommitted accordion feature, which had allowed for future borrowings up to $100.0 million, subject to certain conditions. In addition, the second amendment adjusts the margin applicable to base rate loans and Eurodollar loans to those set forth below. The Company anticipates renewing or refinancing the bridge loan prior to March 31, 2008.

The interest rate for base rate loans fluctuates and is equal to the higher of (A) the Bank of Montreal’s prime rate and (B) the Federal funds rate plus 0.5% plus a margin of (1) 0.0% to 0.2% for the period from January 1 to January 31, 2008; (2) 0.0% to 0.45% for the period from February 1 to February 29, 2008; and (3) 0.1% to 0.70% for the period from March 1 to March 31, 2008, based upon our Senior Leverage Ratio as defined in the bridge loan. The interest rate for Eurodollar loans fluctuates based on the London interbank offered rate plus a margin of (1) 1.1% to 1.7% for the period from January 1 to January 31, 2008; (2) 1.35% to 1.95% for the period from February 1 to February 29, 2008; and (3) 1.6% to 2.2% for the period from March 1 to March 31, 2008, based upon our Senior Leverage Ratio as defined in the bridge loan.

The bridge loan contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s ability, and in certain instances, its subsidiaries’ ability, to consolidate or merge; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends and repurchase stock; and make investments. The negative covenants are subject to certain exceptions, as specified in the bridge loan. The bridge loan also requires the Company to satisfy certain financial covenants, including maximum ratios of Total Capitalization and Senior Leverage as determined in accordance with the bridge loan and a minimum ratio of Consolidated Operating EBITDA to Consolidated Interest Expense as determined in accordance with the bridge loan. The bridge loan must be prepaid prior to the scheduled maturity date if the Company or any of its subsidiaries issues any debt or equity securities, subject to certain exceptions. The bridge loan also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross- default, material ERISA events, a change of control, material money judgments and failure to maintain subsidiary guarantees. As of December 31, 2007, the Company was in compliance with its covenants under the bridge loan.

Senior Notes

On May 16, 2006, the Company entered into a senior note purchase agreement and issued and sold $250.0 million aggregate principal amount of 6.00% Series A Notes due May 16, 2009 and $250.0 million aggregate principal amount of 6.14% Series B Notes due May 16, 2011. The Series A and Series B Notes will accrue interest on the unpaid balance thereof at the rate of 6.00% and 6.14% per annum, respectively, from May 16, 2006, payable semiannually, on May 16 and November 16 in each year, commencing with November 16, 2006, until the principal has become due and payable. The note purchase agreement includes usual and customary negative covenants and events of default for transactions of this type. The senior notes are unsecured. The payment obligations under the senior notes are guaranteed by certain of the Company’s existing and future subsidiaries, originally ADS Alliance Data Systems, Inc. Due to their status as guarantors under the consolidated credit facility and pursuant to a Joinder to Subsidiary Guaranty dated as of September 29, 2006, three additional subsidiaries of the Company became guarantors of the senior notes, including Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC and Epsilon Data Management, LLC. As of December 31, 2007, the Company was in compliance with its covenants.

On October 22, 2007, the Company entered into an amendment in respect of the note purchase agreement with all of the Holders (as defined in the note purchase agreement) providing for a mandatory prepayment of all of the notes on the date that the Merger is consummated. The Notes would be repaid at 100% of the principal amount plus accrued and unpaid interest to the date of prepayment and the Make-Whole Amount (as defined in the Note Purchase Agreement) as determined for the prepayment date in accordance with the terms of the amendment. The obligation of the Company to prepay the Notes pursuant to the terms of the amendment was subject to and conditioned upon the occurrence of the Merger on our prior to January 1, 2008 and therefore is void and of no further force and effect since the Merger did not close on or prior to that date.

Other—The Company has other minor borrowings, primarily capital leases, with varying interest rates.

Maturities—Debt at December 31, 2007 matures as follows (In thousands):

2008	$683,989
2009	261,440
2010	11,170
2011	250,451
2012	121,000
Thereafter	—

$1,328,050

13. INCOME TAXES

The Company files a consolidated federal income tax return.

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Components of income before income taxes from continuing operations:
Domestic	$258,268	$261,516	$174,103
Foreign	93,576	71,142	58,843

Total	$351,844	$332,658	$232,946

Components of income tax expense from continuing operations are as follows:
Current
Federal	$92,110	$101,542	$54,713
State	9,443	6,339	4,839
Foreign	62,718	45,431	34,518

Total current	164,271	153,312	94,070
Deferred
Federal	(22,626)	(16,283)	5,606
State	5,181	(1,847)	(3,079)
Foreign	(9,423)	(8,921)	(10,279)

Total deferred	(26,868)	(27,051)	(7,752)

Total provision for income taxes from continuing operations	$137,403	$126,261	$86,318

A reconciliation of recorded federal provision for income taxes to the expected amount computed by applying the federal statutory rate of 35% for all periods to income before income taxes from continuing operations is as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Expected expense at statutory rate	$123,145	$116,430	$81,531
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal benefit	8,295	4,618	1,605
Foreign earnings at other than United States rates	405	359	262
Non-deductible expenses	5,112	4,123	1,380
State law changes, net of federal expense	1,169	(1,102)	(717)
Canadian tax rate reduction	10,712	3,266	—
Tax credits	(14,680)	—	—
Other, net	3,245	(1,433)	2,257

Total	$137,403	$126,261	$86,318

Deferred tax assets and liabilities consist of the following:

	December 31,
	2007	2006
	(In thousands)
Deferred tax assets
Deferred revenue	$138,644	$112,547
Allowance for doubtful accounts	17,008	16,105
Net operating loss carryforwards and other carryforwards	84,754	53,592
Depreciation	12,863	9,267
Stock-based compensation and other employee benefits	34,730	16,684
Accrued expenses and other	27,913	15,597

Total deferred tax assets	315,912	223,792
Valuation allowance	(53,312)	(32,070)

Deferred tax assets, net of valuation allowance	262,600	191,722

Deferred tax liabilities
Deferred income	$36,372	$35,948
Servicing rights	56,907	38,788
Intangible assets	40,269	72,498

Total deferred tax liabilities	133,548	147,234

Net deferred tax asset(1)	$129,052	$44,488

Amounts recognized in the consolidated balance sheet:
Current assets	$90,515	$88,245

Non-current assets	$38,074	—

Non-current liabilities	—	$43,342

(1) Discontinued operations net deferred tax asset (included in Assets held for sale)	$463	$477

Discontinued operations net deferred tax liability (included in Liabilities held for sale)	$—	$892

At December 31, 2007, the Company has approximately $78.2 million of U.S. federal net operating loss carryovers (“NOLs”), approximately $12.3 million of capital losses, and approximately $24.9 million of tax credits (“credits”), which expire at various times through the year 2025. Pursuant to Section 382 of the Internal Revenue Code, the Company’s utilization of such NOLs and approximately $2.0 million of tax credits are subject to an annual limitation. The Company believes it is more likely than not that a portion of the federal NOLs and credits will expire before being utilized. Therefore, in accordance with FAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), the Company has established a valuation allowance on the portion of NOLs and credits that the Company expects to expire prior to utilization. The Company also believes it is more likely than not that a portion of the credits and capital losses not subject to Section 382 limitations will expire before being utilized. Therefore, in accordance with SFAS No. 109, the Company has established a valuation allowance against the portion of these credits and capital losses that are expected to expire prior to utilization.

At December 31, 2007, the Company has state income tax NOLs of approximately $460 million and state credits of approximately $7.1 million available to offset future state taxable income. The state NOLs and credits will expire at various times through the year 2027. The Company believes it is more likely than not that a portion of the state NOLs and credits will expire before being utilized. Therefore, in accordance with SFAS No. 109, the Company has established a valuation allowance on the portion of NOLs and credits that the Company expects to expire prior to utilization.

At December 31, 2007, the Company has foreign income tax NOLs of approximately $5.5 million and capital losses of approximately $8.5 million, which expire at various times through the year 2017. The Company believes it is more likely than not that capital gains will not be generated to utilize the capital losses in the foreseeable future. Therefore, in accordance with SFAS No. 109, the Company has established a valuation allowance against the entire capital loss.

As of December 31, 2007, the Company’s valuation allowance has increased, which is primarily attributable to the recording of various tax credits and carryforwards, a portion of which the Company believes it is more likely than not will expire prior to utilization.

The Company has unremitted earnings of foreign subsidiaries of approximately $138.0 million. A deferred tax liability has not been established on the unremitted earnings, as it is management’s intention to permanently reinvest those earnings in foreign jurisdictions. If a portion were to be remitted, management believes income tax credits would substantially offset any resulting tax liability.

Of the total tax benefits resulting from the exercise of employee stock options and other employee stock programs, the amounts recorded to stockholders’ equity were approximately $8.2 million, $17.5 million and $13.6 million for the years ended 2007, 2006 and 2005, respectively.

The Canadian government has enacted laws that reduce the income tax rates for years beginning in 2008. The first of these laws was enacted in June 2006 and another was enacted in December 2007. As a result of these rate reductions, the Company was required to book additional expense to reduce the net deferred tax asset in Canada related to the future lower income tax rates. The Company recorded $5.4 million and $3.3 million of income tax expense for the years ended 2007 and 2006, respectively, related to the June 2006 rate reduction. The Company recorded $5.3 million in 2007 related to the December 2007 rate reduction.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes. As a result of the implementation of FIN No. 48, the Company recognized an increase of approximately $8.8 million in the liability for unrecognized tax benefits, which was accounted for as a reduction to retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (In thousands):

Balance at January 1, 2007	$56,096
Increases related to prior years tax positions	1,619
Decreases related to prior years tax positions	(3,559)
Increases related to current year tax positions	7,745
Settlements during the period	1,756
Lapses of applicable statute of limitations	(823)

Balance at December 31, 2007	$62,834

Included in the balance at December 31, 2007 are tax positions reclassified from deferred tax liabilities. Deductibility is highly certain for these tax positions but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2007, the Company has potential cumulative interest and penalties with respect to unrecognized tax benefits of approximately $19 million. For the year ended December 31, 2007, the Company recognized approximately $3.7 million, in potential interest and penalties with respect to unrecognized tax benefits.

If recognized at some point in the future, the unrecognized tax benefits would favorably impact the effective tax rate by approximately $35 million. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits over the next twelve months.

The Company files income tax returns in the United States Federal jurisdiction and in many state and foreign jurisdictions. With few exceptions, the tax returns filed by the Company are no longer subject to United States Federal or state and local income tax examinations for years before 2004 and are no longer subject to foreign income tax examinations by tax authorities for years before 2003.

14. STOCKHOLDERS’ EQUITY

On June 8, 2005, the Company’s Board of Directors authorized a repurchase program to acquire up to an aggregate of $80.0 million of its outstanding common stock through June 2006. On October 27, 2005, the Company’s Board of Directors authorized a second stock repurchase program to acquire up to an additional $220.0 million of its outstanding common stock through October 2006.

On September 28, 2006, the Company’s Board of Directors authorized a third stock repurchase program to acquire up to an additional $600.0 million of its outstanding common stock through December 2008, in addition to any amount remaining available at the expiration of the second stock repurchase program.

Under the plans, the Company has acquired 1,805,800, 2,857,672, and 3,942,100 shares for approximately $108.5 million, $146.0 million and $148.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Per the terms of the Merger Agreement, the Company agreed that from May 17, 2007 until the effective time of the Merger or the expiration or termination of the Merger Agreement, with certain exceptions, the Company would not purchase any of our capital stock, which includes suspension of any repurchases under the third stock repurchase program or otherwise. From May 17, 2007 through December 31, 2007, the Company has not purchased any additional shares under the third stock repurchase program.

15. STOCK COMPENSATION PLANS

The Company has adopted equity compensation plans to advance the interests of the Company by rewarding certain employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future.

On April 4, 2003, the Board of Directors of the Company adopted the 2003 long term incentive plan and the stockholders approved it at the Company’s 2003 annual meeting of stockholders on June 10, 2003. This plan reserves 6,000,000 shares of common stock for grants of incentive stock options, nonqualified stock options, restricted stock awards and performance shares to officers, employees, non-employee directors and consultants performing services for the Company or its affiliates.

On March 31, 2005, the Board of Directors of the Company adopted the 2005 long-term incentive plan. On June 7, 2005, at the annual meeting of stockholders, the stockholders approved and adopted the Company’s 2005 long term incentive plan, effective July 1, 2005. This plan reserves 4,750,000 shares of common stock for grants of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and performance shares to officers, employees, non-employee directors and consultants performing services for the Company or its affiliates.

Terms of all awards under both the 2003 long-term incentive plan and the 2005 long-term incentive plan are determined by the Board of Directors or the compensation committee of the Board of Directors or its designee at the time of award.

Effective January 1, 2006, the Company adopted the provisions of, and accounted for stock-based compensation in accordance with, SFAS No. 123(R) which supersedes APB No. 25. Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized ratably over the requisite service period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123(R) apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation expense estimated under SFAS No. 123 pro forma disclosures, adjusted for forfeitures.

Total stock-based compensation expense recognized in the Company’s consolidated statements of income for the years ended December 31, 2007, 2006, and 2005, is as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Cost of operations	$27,593	$20,259	$3,037
General and administrative	20,718	15,532	7,924

Total	$48,311	$35,791	$10,961

Stock-based compensation expense for our merchant services and utility services businesses was $7.9 million, $7.3 million and $3.2 million for the years ended 2007, 2006, and 2005, respectively. These amounts have been included in loss from discontinued operations.

As the amount of stock-based compensation expense recognized is based on awards ultimately expected to vest, the amount recognized in the Company’s results of operations has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on the Company’s historical experience. Prior to the adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred in accordance with APB No. 25 and did not estimate forfeitures. As of December 31, 2007, there was approximately $38.9 million of unrecognized expense, adjusted for estimated forfeitures, related to non-vested, stock-based equity awards granted to employees, which is expected to be recognized over a weighted average period of approximately 1.8 years.

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Under the intrinsic value method, stock-based compensation expense for employee stock options was not recognized in the Company’s results of operations as the exercise price equaled the fair market value of the underlying stock at the date of grant. In accordance with the modified prospective transition method, the Company’s prior year financial statements have not been restated to reflect the impact of the adoption of SFAS No. 123(R).

The following tables include grants to all of the Company’s employees, including those in businesses which have been classified as discontinued operations.

Restricted Stock

During 2007, the Company has awarded both service-based and performance-based restricted stock units. Fair value of the restricted stock is estimated on the date of grant. In accordance with SFAS No. 123(R), the Company recognizes the estimated stock-based compensation expense, net of estimated forfeitures, over the applicable service period.

Service-based restricted stock awards typically vest ratably over a three year period. Performance-based restricted stock awards vest if specified performance measures tied to the Company’s financial performance are met.

	Performance- Based	Service- Based(1)	Total
Balance at January 1, 2005	—	191,000	191,000
Shares granted	153,086	388,794	541,880
Shares vested	(141,693)	(78,876)	(220,569)
Shares cancelled	(11,393)	(31,078)	(42,471)

Balance at December 31, 2005	—	469,840	469,840

Shares granted	242,015	626,672	868,687
Shares vested	(8,100)	(130,793)	(138,893)
Shares cancelled	(14,460)	(75,765)	(90,225)

Balance at December 31, 2006	219,455	889,954	1,109,409

Shares granted(2)	350,809	422,980	773,789
Shares vested(2)	(318,864)	(311,033)	(629,897)
Shares cancelled	(22,824)	(129,343)	(152,167)

Balance at December 31, 2007	228,576	872,558	1,101,134

(1)	Amounts include 3,206 and 4,489 shares of stock issued to the Board of Directors for 2006 and 2005, respectively. The shares vest immediately, but are subject to transfer restrictions until one year after the director’s service on the Board terminates.
(2)	Includes 86,314 performance based restricted stock awarded in 2006, for which the performance criteria was met and vested in 2007.

The weighted average grant-date fair value per share was $65.21 for restricted stock awards granted for the year ended December 31, 2007.

Stock Options

Stock option awards are granted with an exercise price equal to the market price of the Company’s stock on the date of grant. Options typically vest ratably over three years and expire ten years after the date of grant. The fair value of each option award is estimated on the date of grant using a binomial lattice model. The following table indicates the assumptions used in estimating fair value for the years ended December 31, 2007, 2006 and 2005.

	Year Ended December 31,
	2007	2006	2005
Expected dividend yield	—	—	—
Risk-free interest rate	4.51%-4.99%	4.53%-4.65%	2.94%-4.76%
Expected life of options (years)	6.8	7.1	6.4
Assumed volatility	31.8%-35.7%	31.9%-37.0%	28.8%-43.6%
Weighted average fair value	$26.15	$18.46	$16.60

The following table summarizes stock option activity under the Company’s equity compensation plans:

	Outstanding		Exercisable
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(In thousands, except per share amounts)
Balance at January 1, 2005	6,615	$21.33
Granted	2,102	41.00
Exercised	(1,506)	17.86
Cancelled	(531)	32.80

Balance at December 31, 2005	6,680	$27.19	3,319	$18.01

Granted	620	43.44
Exercised	(2,053)	21.57
Cancelled	(375)	29.96

Balance at December 31, 2006	4,872	$30.98	2,697	$23.80

Granted	433	63.33
Exercised	(618)	29.94
Cancelled	(81)	40.92

Balance at December 31, 2007	4,606	$33.98	3,327	$28.19

At December 31, 2007 Vested or Expected to Vest	4,193	$32.73

Based on the market value on their respective exercise dates, the total intrinsic value of options exercised during the year ended December 31, 2007 was approximately $22.6 million.

The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2007:

	Outstanding			Exercisable
	Options	Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(In thousands, except per share amounts)
$9.00 to $12.00	421	3.0	$11.57	421	$11.57
$12.01 to $15.00	579	2.9	$14.97	579	$14.97
$15.01 to $22.00	18	4.9	$19.79	18	$19.79
$22.01 to $29.00	509	5.5	$24.05	509	$24.05
$29.01 to $39.00	779	6.3	$31.95	754	$31.80
$39.01 to $47.00	1,857	7.4	$41.79	1,030	$41.54
$47.01 to $54.00	19	8.4	$53.34	13	$53.40
$54.01 to $64.00	424	9.1	$63.33	3	$63.35

	4,606			3,327

The aggregate intrinsic value of options outstanding as of December 31, 2007 was approximately $188.9 million. For those options outstanding and exercisable which are expected to vest as of December 31, 2007 the aggregate intrinsic value was approximately $177.2 million and $150.4 million, respectively, with a weighted average remaining contractual life of 6.0 years and 5.4 years, respectively. The number of options outstanding and expected to vest is impacted by our forfeiture rate assumptions.

During 2007, the vesting provisions of 186,257 shares of restricted stock and stock options issued to 44 employees were modified. The service conditions of these awards were accelerated in connection with the anticipation of termination and the termination of these employees. The terms were modified such that should the Merger, as discussed in Note 2, be completed before the Merger Agreement expires or is otherwise terminated, the employee would then receive the consideration as set forth in the Merger Agreement. As a result of the modification, the Company recorded incremental stock-based compensation expense of approximately $7.9 million. Additionally, in connection with the sale of our Mail Services division, the vesting provisions of the awards for 25 employees associated with the division were accelerated on the date of sale, and the Company recorded an incremental stock-based compensation expense of approximately $1.8 million.

As discussed in Note 2, vesting of substantially all of the Company’s stock options, restricted stock awards, and restricted stock units will be accelerated upon closing of the Merger. In February 2006, the Financial Accounting Standards Board (“FASB”) issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon Occurrence of a Contingent Event” (“FSP FAS 123(R)-4”). FASB Staff Position FSP FAS 123(R)-4 amends SFAS No. 123(R) to require evaluation of the probability of occurrence of a contingent cash settlement event in determining whether the underlying options or similar instruments issued as employee compensation should be classified as liabilities or equity. On the date the contingent event becomes probable of occurring the award must be recognized as a liability. On that date, the company recognizes a share-based liability equal to the portion of the award attributed to past service and any provision for accelerated vesting, multiplied by the fair value of the award on that date. The Merger described in Note 2 is the contingent event that would result in cash settlement of the Company’s outstanding stock options, restricted stock and restricted stock units.

The Company does not believe the Merger is considered probable under FSP FAS 123(R)-4 as of December 31, 2007.

16. EMPLOYEE BENEFIT PLANS

On June 7, 2005, at the annual meeting of stockholders, the stockholders approved and adopted the Amended and Restated Employee Stock Purchase Plan (the “ESPP”), effective on July 1, 2005. No employee may purchase more than $25,000 in stock under the ESPP in any calendar year, and no employee may purchase stock under the ESPP if such purchase would cause the employee to own more than 5% of the voting power or value of the Company’s common stock. The ESPP provides for three month offering periods, commencing on the first trading day of each calendar quarter and ending on the last trading day of each calendar quarter. The purchase price of the common stock upon exercise shall be 85% of the fair market value of shares on the applicable purchase date as determined by averaging the high and low trading prices of the last trading day of each quarter. An employee may elect to pay the purchase price of such common stock through payroll deductions. The maximum number of shares that were reserved for issuance under the ESPP is 1,500,000 shares, and subject to adjustment as provided in the ESPP. Employees are required to hold any stock purchased through the ESPP for 180 days prior to any sale or withdrawal of shares. Approximately 687,655 shares of common stock have been purchased under the plan since its adoption, with approximately 41,226 shares purchased in 2007. In accordance with the terms of the Merger Agreement, as of June 29, 2007, the ESPP was closed to further contributions.

On June 7, 2005, the stockholders, at the annual meeting of stockholders, approved the Executive Annual Incentive Plan. Under the plan, the Company may grant to each eligible employee, including executive officers and other key employees, incentive awards to receive cash upon the achievement of pre-established performance goals. No participant may be granted performance awards in excess of $5.0 million in any calendar year.

The Company maintains a 401(k) retirement savings plan, which covers all eligible U.S. employees. Participants can, in accordance with Internal Revenue Service (“IRS”) guidelines, set aside both pre-and post-tax savings in this account. In addition to an employee’s savings, the Company contributes to plan participants’

accounts. The Alliance 401(k) and Retirement Savings Plan was amended effective January 1, 2004 to better benefit the majority of Company employees. The plan is an IRS-approved safe harbor plan design that eliminates the need for most discrimination testing.

Eligible employees can participate in the plan immediately upon joining the Company and after six months of employment begin receiving Company matching contributions. On the first three percent of savings, the Company matches dollar-for-dollar. An additional fifty cents for each dollar an employee contributes is matched for savings of more than three percent and up to five percent of pay. All Company matching contributions are immediately vested. In addition to the Company match, the Company annually may make an additional contribution based on the profitability of the Company. This contribution, subject to Board of Directors approval, is based on a percentage of pay and is subject to a five year vesting schedule. The participants in the plan can direct their contributions and the Company’s matching contribution to nine investment options, including the Company’s common stock. Company contributions for employees age 65 or older vest immediately. Contributions for the years ended December 31, 2007, 2006 and 2005 were $18.1 million, $15.2 million and $14.2 million, respectively.

The Company also provides a Deferred Profit Sharing Plan for its Canadian employees after one year of service. Company contributions range from one to five percent of earnings, based on years of service.

The Company also maintains an Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan provides an opportunity for a select group of management and highly compensated employees to defer on a pre-tax basis a portion of their regular compensation and bonuses payable for services rendered and to receive certain employer contributions.

17. COMPREHENSIVE INCOME

The components of comprehensive income, net of tax effect, are as follows:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Net income	$164,061	$189,605	$138,745
Unrealized gain on securities available-for-sale	846	1,880	414
Foreign currency translation adjustments(1)	13,946	(721)	3,205

Total accumulated other comprehensive income	$178,853	$190,764	$142,364

(1)	Primarily related to the impact of changes in the Canadian currency exchange rate.

The components of accumulated other comprehensive income are as follows:

	Year Ended December 31,
	2007	2006
	(In thousands)
Unrealized gain on securities available-for-sale	$6,237	$5,391
Unrealized foreign currency gain	17,803	3,857

Total comprehensive income	$24,040	$9,248

18. COMMITMENTS AND CONTINGENCIES

AIR MILES Reward Program

The Company has entered into contractual arrangements with certain AIR MILES sponsors that result in fees being billed to those sponsors upon the redemption of reward miles issued by those sponsors. The Company has obtained letters of credit and other assurances from those sponsors for the Company’s benefit that expire at various dates. These letters of credit totaled $146.2 million at December 31, 2007, which exceeds the amount of the Company’s estimate of its obligation to provide travel and other rewards upon the redemption of the reward miles issued by those sponsors.

The Company currently has an obligation to provide collectors with travel and other rewards upon the redemption of AIR MILES reward miles. The Company believes that the redemption settlements assets, including the letters of credit and other assurances mentioned above, are sufficient to meet that obligation.

The Company has entered into certain long-term arrangements to purchase tickets from airlines and other suppliers in connection with redemptions under the AIR MILES Reward Program. These long-term arrangements allow the Company to make purchases at set prices. Under these agreements, the Company is required to purchase annual minimums of approximately $35.3 million.

Leases

The Company leases certain office facilities and equipment under noncancellable operating leases and is generally responsible for property taxes and insurance related to such facilities. Lease expense was $51.0 million, $43.8 million and $39.4 million for the years ended December 31, 2007, 2006, and 2005, respectively.

In December 2007, the Company entered into certain sales-lease back transactions which resulted in proceeds of approximately $25.9 million and a deferred gain of $10.8 million. The leases have been reflected as capital lease obligations and the gain amortized over the expected lease term in proportion to the leased assets.

Future annual minimum rental payments required under noncancellable operating and capital leases, some of which contain renewal options, as of December 31, 2007, are:

Year	Operating Leases	Capital Leases
	(In thousands)
2008	$49,613	$15,754
2009	41,999	12,846
2010	32,839	11,676
2011	25,668	459
2012	22,771	—
Thereafter	78,869	—

Total	$251,759	40,735

Less amount representing interest		(4,085)

Total present value of minimum lease payments		$36,650

Regulatory Matters

WFNNB is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, WFNNB must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Before WFNNB can pay dividends to ADSC, it must obtain prior regulatory approval if all dividends declared in any calendar year would exceed its net profits for that year plus its retained net profits for the preceding two calendar years, less any transfers to surplus. In addition, WFNNB may only pay dividends to the extent that retained net profits, including the portion transferred to surplus, exceed bad debts. Moreover, to pay any dividend, WFNNB must maintain adequate capital above regulatory guidelines. Further, if a regulatory authority believes that WFNNB is engaged in or is about to engage in an unsafe or unsound banking practice, which, depending on its financial condition, could include the payment of dividends, the authority may require, after notice and hearing, that WFNNB cease and desist from the unsafe practice.

Quantitative measures established by regulation to ensure capital adequacy require WFNNB to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital to average assets (as defined) (“total capital ratio”, “Tier 1 capital ratio” and “leverage ratio”, respectively). Under the regulations, a “well capitalized” institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An “adequately capitalized” institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, but 3% is allowed in some cases. Under these guidelines, WFNNB is considered well capitalized. As of December 31, 2007, WFNNB’s Tier 1 capital ratio was 35.0%, total capital ratio was 36.7% and leverage ratio was 51.6%, and WFNNB was not subject to a capital directive order.

The Company’s industrial bank, World Financial Capital Bank, is authorized to do business by the State of Utah and the Federal Deposit Insurance Corporation. World Financial Capital Bank is subject to capital ratios and paid-in capital minimums and must maintain adequate allowances for loan losses. While the consequence of losing the World Financial Capital Bank authority to do business would be significant, the Company believes that the risk of such loss is minimal as a result of the precautions it has taken and the management team it has in place.

As part of an acquisition in 2003 by World Financial Network National Bank, which required approval by the OCC, the OCC required World Financial Network National Bank to enter into an operating agreement with the OCC and a capital adequacy and liquidity maintenance agreement with the Company. The operating agreement requires World Financial Network National Bank to continue to operate in a manner consistent with its current practices, regulatory guidelines and applicable law, including those related to affiliate transactions, maintenance of capital and corporate governance. This operating agreement has not required any changes in World Financial Network National Bank’s operations. The capital adequacy and liquidity maintenance agreement memorializes the Company’s current obligations to World Financial Network National Bank.

If either of the Company’s depository institution subsidiaries, World Financial Network National Bank or World Financial Capital Bank, failed to meet the criteria for the exemption from the definition of “bank” in the Bank Holding Company Act under which it operates, and if the Company did not divest such depository institution upon such an occurrence, the Company would become subject to regulation under the Bank Holding Company Act. This would require the Company to cease certain activities that are not permissible for companies that are subject to regulation under the Bank Holding Company Act.

Cardholders

The Company’s Private Label Credit segment is active in originating private label and co-branded credit cards in the United States. The Company reviews each potential customer’s credit application and evaluates the applicant’s financial history and ability and perceived willingness to repay. Credit card loans are made primarily on an unsecured basis. Cardholders reside throughout the United States and are not significantly concentrated in any one area.

Holders of credit cards issued by the Company have available lines of credit, which vary by cardholders that can be used for purchases of merchandise offered for sale by clients of the Company. These lines of credit represent elements of risk in excess of the amount recognized in the financial statements. The lines of credit are subject to change or cancellation by the Company. As of December 31, 2007, the Company had approximately 27.5 million cardholders, having unused lines of credit averaging $1,103 per account.

Legal Proceedings

The Company is aware of litigation arising from what were originally four lawsuits filed against the Company and its directors in connection with the Merger. On May 18, 2007, Sherryl Halpern filed a putative class action (cause no. 07-04689) on behalf of Company stockholders in the 68th Judicial District of Dallas County, Texas against the Company, all of its directors and The Blackstone Group (the “Halpern Petition”). On May 21, 2007, Levy Investments, Ltd. (“Levy”) filed a purported derivative lawsuit (cause no. 219-01742-07) on behalf of the Company in the 219th Judicial District of Collin County, Texas against all of the Company’s directors and The Blackstone Group (the “Levy Petition”) (this suit was subsequently transferred to the 296th Judicial District of Collin County, Texas and assumed the cause no. 296-01742-07). On May 29, 2007, Linda Levine filed a putative class action (cause no. 07-05009) on behalf of Company stockholders in the 192nd Judicial District of Dallas County, Texas against the Company and all of its directors (the “Levine Petition”). On May 31, 2007, the J&V Charitable Remainder Trust filed a putative class action (cause no. 07-05127-F) on behalf of Company stockholders in the 116th Judicial District of Dallas County, Texas against the Company, all of its directors and The Blackstone Group (the “J&V Petition”).

The three putative class actions were consolidated in the 68th Judicial District Court of Dallas County, Texas (the “Court”) under the caption In re Alliance Data Corp. Class Action Litigation, No. 07-04689. On July 16, 2007, a consolidated class action petition was filed seeking a declaration that the action was a proper class action, an order preliminarily and permanently enjoining the Merger, a declaration that the director defendants breached their fiduciary duties and an award of fees, expenses and costs. The Company and its directors filed general denials in response to the putative class actions.

The derivative action filed by Levy was voluntarily dismissed and refiled in Dallas County (cause no. 07-06794), and was subsequently transferred to the Court. On July 18, 2007, Levy filed an amended derivative petition seeking an injunction preventing consummation of the Merger, an order directing the director defendants to exercise their fiduciary duties to obtain a transaction beneficial to the Company and its stockholders, a declaration that the Merger Agreement was entered into in breach of the director defendants’ fiduciary duties and is unlawful and unenforceable, an order rescinding the Merger Agreement, the imposition of a constructive trust upon any benefits improperly received by the director defendants and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees. On July 24, 2007, the Company and its directors filed their Motion to Abate, Plea to the Jurisdiction and Special Exceptions to the derivative action.

On July 12, 2007, class plaintiffs filed a motion to enjoin the scheduled August 8, 2007 special meeting of stockholders at which stockholders would be asked to vote to adopt the Merger Agreement. On July 20, 2007, Levy filed a motion reflecting its similar demand. On July 27, 2007, the Company and its directors filed an opposition brief to both motions. The Company continued to deny all of the allegations in the consolidated class action petition and the amended derivative petition, contended that the asserted claims were baseless and strongly believed that its disclosures in the Company’s definitive proxy statement filed with the SEC on July 5, 2007 (the “Definitive Proxy”) were appropriate and adequate under applicable law. Nevertheless, in order to lessen the risk of any delay of the closing of the Merger as a result of the litigation, the Company made available to its stockholders certain additional information in connection with the Merger, which was filed with the SEC on

July 27, 2007 and subsequently mailed to stockholders on or about July 28, 2007 (the “Proxy Supplement”). Class action and derivative plaintiffs subsequently withdrew their motions to enjoin the August 8, 2007 special meeting of stockholders.

Subsequently, on August 7, 2007, Levy filed an Application for Attorneys’ Fees, stating that the substantive issues in the case had been resolved and seeking $750,000 in attorney’s fees. Levy alleged that its lawsuit caused the Company to issue the Proxy Supplement, which, Levy contended, contained material disclosures critical to the stockholders’ assessment of the fairness of the Merger. Levy filed a Second Amended Petition and Amended Application for Attorney’s Fees on October 25, 2007, replacing Levy Investments with Yona Levy as plaintiff. In late December 2007, the parties reached a tentative settlement wherein the Company agreed to pay derivative plaintiffs’ counsel $290,000 as consideration for their contribution to the issuance of the Proxy Supplement. The settlement includes a mutual release between the Company and Yona Levy, in his individual capacity and in his derivative capacity as a stockholder of the Company. An order approving the settlement and a judgment dismissing the derivative claims were entered on January 31, 2008.

On August 14, 2007, class plaintiffs filed a Second Amended Petition, in which they withdrew all prior claims but added a claim for an equitable award of attorney’s fees. Similar to Levy, class plaintiffs allege that their lawsuits caused the Company to issue the Proxy Supplement, and that the supplement constituted a benefit to the Company, its directors and stockholders for which class plaintiffs’ attorneys should be compensated. In mid-December 2007, the parties reached a tentative settlement wherein the Company agreed to pay class plaintiffs’ counsel $380,000 as consideration for their contribution to the issuance of the Proxy Supplement. The parties are in the process of finalizing a stipulation of settlement, which must be approved by the Court.

The Company continues to contend that the disclosures in the Definitive Proxy were appropriate and adequate, and that we made the Proxy Supplement available to stockholders solely to lessen the risk of any delay of the closing of the Merger as a result of the litigation. The Company denies that the Proxy Supplement contained any material disclosures or constituted any benefit to the Company, its directors or its stockholders.

On January 30, 2008, the Company filed a lawsuit in the Delaware Court of Chancery against Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc.) and Aladdin Merger Sub, Inc. seeking specific performance of their respective obligations under the Merger Agreement, including covenants to use reasonable best efforts to obtain required regulatory approvals and to consummate the Merger. This lawsuit was filed in response to a written notice we received on January 25, 2008 from Aladdin Solutions, Inc. informing us that it did not anticipate the condition to closing the Merger relating to obtaining approvals from the Office of the Comptroller of the Currency would be satisfied. On February 8, 2008, the Company filed a notice to dismiss the lawsuit without prejudice in response to confirmation of the defendants’ commitment to work to consummate the Merger.

On March 17, 2008, the Company notified the Blackstone Entities that they were in breach of the Merger Agreement and demanded that the Blackstone Entities cure the breaches including, among other things, obtaining required regulatory approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

On April 18, 2008, Parent repudiated the Merger Agreement by sending the Company a notice purporting to terminate the contract. The notice of termination was ineffective because the Merger Agreement cannot be terminated under the relevant termination provision by a party that is in breach. Subsequently, on April 18, 2008, we terminated the Merger Agreement because of the Blackstone Entities’ repudiation and their refusal to timely cure their breaches and perform their covenants and agreements, thereby causing specified closing conditions not to be satisfied.

Pursuant to the Merger Agreement, if the Company terminates the Merger Agreement as a result of Parent or Merger Sub’s breach or failure to perform that causes specified closing conditions not to be satisfied, Parent is required to pay, or cause to be paid, to us a fee of $170.0 million (the “Business Interruption Fee”). Blackstone Capital Partners V L.P. (“BCP V”) provided a limited guarantee pursuant to which, among other things, BCP V guarantees payment of the Business Interruption Fee and up to $3.0 million of other amounts for which the Blackstone Entities are liable under the Merger Agreement. The Company has demanded that Parent pay the Business Interruption Fee, and commenced litigation on April 18, 2008 seeking full and timely payment of this fee by BCP V, as guarantor of the fee, in the New York State Supreme Court.

On April 21, 2008, the Blackstone Entities filed an action for declaratory judgment in the Delaware Court of Chancery against the Company seeking an order declaring that, among other things, the Blackstone Entities are not in breach of the Merger Agreement and that they are not obligated to pay the Business Interruption Fee.

In addition, from time to the Company is involved in various claims and lawsuits arising in the ordinary course of its business that the Company believes will not have a material adverse affect on our business or financial condition, including claims and lawsuits alleging breaches of our contractual obligations.

19. FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit through charge cards. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

Fair Value of Financial Instruments—The estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$219,210	$219,210	$143,334	$143,334
Trade receivables, net	228,582	228,582	201,318	201,318
Seller’s interest and credit card receivables, net	652,434	652,434	569,389	569,389
Redemption settlement assets, restricted	317,053	317,053	260,957	260,957
Due from securitizations	379,268	379,268	325,457	325,457

Financial liabilities
Accounts payable	133,857	133,857	112,176	112,176
Debt	1,328,050	1,320,763	1,040,618	1,044,718

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents, due from card associations, trade receivables, net and accounts payable —The carrying amount approximates fair value due to the short maturity.

Seller’s interest and credit card receivables, net—The carrying amount of credit card receivables approximates fair value due to the short maturity, and the average interest rates approximate current market origination rates.

Redemption settlement assets—Fair values for securities are based on quoted market prices.

Due from securitizations—The spread deposits and I/O strips are recorded at their fair value. The carrying amount of excess funding deposits approximates its fair value due to the relatively short maturity period and average interest rates, which approximate current market rates.

Debt—The fair value was estimated based on the current rates available to the Company for debt with similar remaining maturities.

20. PARENT-ONLY FINANCIAL STATEMENTS

ADSC provides guarantees under the credit facilities on behalf of certain of its subsidiaries. The stand alone parent-only financial statements are presented below.

Balance Sheets

	December 31,
	2007	2006
	(In thousands)
Assets:
Cash and cash equivalents	$174	$20
Investment in subsidiaries	1,306,826	1,262,115
Intercompany receivables	1,118,083	805,768
Other assets	21,174	3,073

Total assets	$2,446,257	$2,070,976

Liabilities:
Current debt	$300,000	$—
Long-term debt	621,000	725,000
Other liabilities	328,291	274,443

Total liabilities	1,249,291	999,443
Stockholders’ equity	1,196,966	1,071,533

Total liabilities and stockholders’ equity	$2,446,257	$2,070,976

Statements of Income

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Interest from loans to subsidiaries	$35,048	$33,996	$27,235
Dividends from subsidiaries	202,250	102,500	100,000

Total revenue	237,298	136,496	127,235
Loss on sale of long-lived assets	16,045	—	—
Interest expense, net	64,289	34,061	11,665
Other expenses, net	(289)	184	140

Total expenses	80,045	34,245	11,805

Income before income taxes and equity in undistributed net income of subsidiaries	157,253	102,251	115,430
(Benefit) provision for income taxes	(19,645)	1,399	10,192

Income before equity in undistributed net income of subsidiaries	176,898	100,852	105,238
Equity in undistributed net (loss) income of subsidiaries	(12,837)	88,753	33,507

Net income	$164,061	$189,605	$138,745

Statements of Cash Flows

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Net cash (used in) provided by operating activities	$108,270	$(97,857)	$18,292
Investing activities:
Net received for the sale of assets	12,347	—	—
Net cash paid for corporate acquisitions	(438,163)	(205,567)	(140,901)

Net cash used in investing activities	(425,816)	(205,567)	(140,901)

Financing activities:
Credit facility and subordinated debt	2,309,000	3,599,000	1,264,000
Repayment of credit facility and subordinated debt	(2,113,000)	(3,315,000)	(1,126,000)
Excess tax benefit from share-based awards	8,163	17,521	—
Other	(1,069)	(3,415)	—
Purchase of treasury shares	(108,536)	(145,998)	(145,043)
Net proceeds from issuances of common stock	20,892	48,831	29,106
Dividends paid	202,250	102,500	100,000

Net cash provided by financing activities	317,700	303,439	122,063

Increase (decrease) in cash and cash equivalents	154	15	(546)
Cash and cash equivalents at beginning of year	20	5	551

Cash and cash equivalents at end of year	$174	$20	$5

21. SEGMENT INFORMATION

Operating segments are defined by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information” as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chairman of the Board and Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. The operating segments are reviewed separately because each operating segment represents a strategic business unit that generally offers different products and serves different markets.

Subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was originally filed with the SEC on February 28, 2008, management realigned the Company’s previously reported operating segments. The operating segment information as set forth below, for the years ended December 31, 2007, 2006 and 2005, is based on a new segment reporting structure. Historical segment information has been restated from the segment information previously provided to conform to the segment reporting structure after the segment realignment in accordance with SFAS No. 131.

The Company reorganized its businesses into four reportable operating segments as follows:

•	Loyalty Services, which includes the Company’s Canadian AIR MILES Reward Program;

•	Epsilon Marketing Services, which provides integrated direct marketing solutions that combine database marketing technology and analytics with a broad range of direct marketing services;

•	Private Label Services, which includes transaction processing, customer care and collections services for the Company’s private label and other retail card programs; and

•	Private Label Credit, which includes risk management solutions, account origination and funding services for the Company’s private label and other retail card programs.

In addition, corporate and all other immaterial businesses will be reported collectively as an “all other” category labeled “Corporate/Other.” Interest expense, net and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes and have also been included in

“Corporate/Other”. Total assets are not allocated to the segments. As discussed in Note 4, the Company’s merchant services and utility services business units have been classified as discontinued operations.

The Private Label Services segment performs card processing and servicing activities for cardholder accounts generated by the Private Label Credit segment. For this, the Private Label Services segment receives a fee equal to its direct costs before corporate overhead plus a margin. The margin is based on estimated current market rates for similar services. This fee represents an operating cost to the Private Label Credit segment and corresponding revenue for the Private Label Services segment. Inter-segment sales are eliminated upon consolidation. Revenues earned by the Private Label Services segment from servicing the Private Label Credit segment, and consequently paid by the Private Label Credit segment to the Private Label Services segment, are set forth under “Eliminations” in the tables below.

The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies.

Year Ended December 31, 2007	Loyalty Services	Epsilon Marketing Services	Private Label Services	Private Label Credit	Corporate/ Other	Eliminations	Total
	(In thousands)
Revenues	$628,792	$458,610	$370,832	$827,952	$33,360	$(357,387)	$1,962,159
Adjusted EBITDA(1)	132,136	118,219	99,084	350,079	(67,333)	—	632,185
Depreciation and amortization	24,601	71,901	8,429	11,231	10,849	—	127,011
Stock compensation expense	7,353	11,380	5,613	774	23,191	—	48,311
Merger and other costs(2)	—	—	—	—	19,593	—	19,593
Loss on sale of assets	—	—	—	—	16,045	—	16,045
Operating income (loss)	100,184	34,935	85,042	338,075	(137,011)	—	421,225
Interest expense, net	—	—	—	—	69,381	—	69,381
Income (loss) before income taxes	100,184	34,935	85,042	338,075	(206,392)	—	351,844
Capital expenditures	35,281	30,555	15,598	2,789	6,857	—	91,080

Year Ended December 31, 2006	Loyalty Services	Epsilon Marketing Services	Private Label Services	Private Label Credit	Corporate/ Other	Eliminations	Total
	(In thousands)
Revenues	$541,227	$302,070	$382,680	$745,336	$37,025	$(357,789)	$1,650,549
Adjusted EBITDA(1)	103,652	74,158	119,835	282,705	(81,754)	—	498,596
Depreciation and amortization	22,793	34,473	10,425	11,408	10,326	—	89,425
Stock compensation expense	7,492	5,489	5,482	869	16,459	—	35,791
Operating income (loss)	73,369	34,196	103,927	270,428	(108,540)	—	373,380
Interest expense, net	—	—	—	—	40,722	—	40,722
Income (loss) before income taxes	73,369	34,196	103,927	270,428	(149,262)	—	332,658
Capital expenditures	19,429	14,062	6,181	1,996	4,723	—	46,391

Year Ended December 31, 2005	Loyalty Services	Epsilon Marketing Services	Private Label Services	Private Label Credit	Corporate/ Other	Eliminations	Total
	(In thousands)
Revenues	$388,203	$206,782	$345,723	$569,773	$35,005	$(313,006)	$1,232,480
Adjusted EBITDA(1)	72,166	40,741	98,485	195,581	(85,612)	—	321,361
Depreciation and amortization	14,553	20,515	13,441	6,647	8,393	—	63,549
Stock compensation expense	1,575	283	927	99	8,077	—	10,961
Operating income (loss)	56,039	19,944	84,115	188,834	(102,081)	—	246,851
Interest expense, net	—	—	—	—	13,905	—	13,905
Income (loss) before income taxes	56,039	19,944	84,115	188,834	(115,986)	—	232,946
Capital expenditures	14,621	4,470	8,166	2,152	6,924	—	36,333

(1)

Adjusted EBITDA is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus stock compensation expense, provision for income taxes, interest expense, net, depreciation and amortization, loss on the sale of assets, merger and other costs. Adjusted EBITDA is presented in accordance with SFAS No. 131 as it is the primary performance metric by which senior management is evaluated.

(2)	Merger and other costs are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes. Merger costs represent investment banking, legal, and accounting costs. Other costs represent compensation charges related to certain departing corporate executives.

Information concerning principal geographic areas is as follows:

	United States	Canada	Other	Total
	(In thousands)
Revenues
Year Ended December 31, 2007	$1,285,123	$646,078	$30,958	$1,962,159
Year Ended December 31, 2006	1,087,784	549,900	12,865	1,650,549
Year Ended December 31, 2005	838,327	389,877	4,276	1,232,480
Long-lived assets
December 31, 2007	$1,804,996	$662,855	$56,558	$2,524,409
December 31, 2006	1,347,479	545,420	14,659	1,907,558

As of December 31, 2007, revenues from BMO Bank of Montreal represented approximately 11.9% of revenue and are included in our Loyalty Services segment.

22. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 are presented below.

	Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except per share amounts)
Revenues	$466,347	$481,820	$492,026	$521,966
Operating expenses	345,776	379,599	376,454	439,105
Interest expense, net	15,800	18,934	17,771	16,876

Income from continuing operations before income taxes	104,771	83,287	97,801	65,985
Provision for income taxes	40,056	31,752	36,535	29,060

Income from continuing operations	64,715	51,535	61,266	36,925
Loss from discontinued operations	(7,855)	(7,446)	(32,093)	(2,986)

Net income	$56,860	$44,089	$29,173	$33,939

Income from continuing operations per share—basic	$0.82	$0.66	$0.78	$0.47

Income from continuing operations per share —diluted	$0.80	$0.64	$0.76	$0.46

Net income per share—basic	$0.72	$0.56	$0.37	$0.43

Net income per share—diluted	$0.70	$0.55	$0.36	$0.42

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(In thousands, except per share amounts)
Revenues	$392,700	$402,233	$416,961	$438,655
Operating expenses	287,680	315,057	321,620	352,812
Interest expense, net	8,389	9,976	10,573	11,784

Income from continuing operations before income taxes	96,631	77,200	84,768	74,059
Provision for income taxes	36,548	29,818	32,041	27,854

Income from continuing operations	60,083	47,382	52,727	46,205
(Loss) income from discontinued operations	(3,662)	(2,587)	(3,947)	(6,596)

Net income	$56,421	$44,795	$48,780	$39,609

Income from continuing operations per share—basic	$0.75	$0.59	$0.66	$0.58

Income from continuing operations per share —diluted	$0.74	$0.58	$0.65	$0.57

Net income per share—basic	$0.70	$0.56	$0.61	$0.50

Net income per share—diluted	$0.69	$0.55	$0.60	$0.48